Exhibit 10.1

Execution Version

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, this exhibit omits certain information, identified by [*], that is not material and that the registrant treats as private or confidential.

AMENDED AND RESTATED MASTER LICENSE AGREEMENT

Dated August 7, 2026

Between

YRI CHINA FRANCHISING LLC

And

YUM RESTAURANTS CONSULTING (SHANGHAI) COMPANY LIMITED

TABLE OF CONTENTS

Page

1.	DEFINED TERMS	2
2.	GRANT OF LICENSE AND UNDERTAKING TO DEVELOP	9
3.	FEES, PAYMENTS AND REQUIRED EXPENDITURES	12
4.	OWNERSHIP, USE, PROTECTION AND SUBSTITUTION OF IP	14
5.	QUALITY ASSURANCE AND BRAND STANDARDS	20
6.	SUBLICENSES	22
7.	LEGAL COMPLIANCE	25
8.	RECORDKEEPING AND REPORTING	25
9.	CONFIDENTIALITY	26
10.	NON-COMPETITION	27
11.	INDEMNIFICATION AND INSURANCE	28
12.	ASSIGNMENT	29
13.	TERM AND RENEWAL	30
14.	BREACH	30
15.	ADDITIONAL REMEDIES	34
16.	POST-TERM OBLIGATIONS	35
17.	DISPUTE RESOLUTION	36
18.	REPRESENTATIONS AND WARRANTIES	38
19.	GENERAL PROVISIONS	39

EXHIBITS AND SCHEDULES

Exhibit A      –      Brands and Brand Owners

Exhibit A-1   –      Taco Bell Brand Development Initiative

Exhibit B      –      Categories and Sources of Brand Standards

Exhibit C      –      Cross Licensed IP

Exhibit D      –      Licensor Purchase Right Procedures

Exhibit E      –      Guaranty

Schedule 3.1 – Royalty Discounts

Schedule 3.2 – Advertising Assessment

-i-

AMENDED AND RESTATED MASTER LICENSE AGREEMENT

THIS AMENDED AND RESTATED MASTER LICENSE AGREEMENT (this “Agreement”) amends and restates that certain Original MLA as amended by Amendment No. 1 (as those terms are hereinafter defined), solely with respect to the KFC and Taco Bell Brands (as those terms are hereinafter defined), and is made and entered into this 7 day of August, 2026, by and between YRI China Franchising LLC, a Delaware limited liability company having its registered address at 1209 Orange Street, Wilmington, DE 19801, as successor in interest to Yum! Restaurants Asia Pte. Ltd., (as confirmed pursuant to the Confirmatory License Agreement between the parties dated as of January 1, 2020), as “master licensee” (for purposes of this Agreement, “Licensor”), and Yum Restaurants Consulting (Shanghai) Company Limited, a company organized under the laws of the People’s Republic of China, having its offices at 20 Tian Yao Qiao Road, Shanghai, the People’s Republic of China as “master sublicensee” (for purposes of this Agreement, “Licensee”). Licensor and Licensee are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

A.          Prior to the Effective Date (as hereinafter defined), the business division of Yum! Brands, Inc. (“Yum”), known as Yum! Restaurants China (“YumChina”), was primarily responsible for the conduct of the Brand Restaurant Businesses within the People’s Republic of China (the “PRC”), and YumChina, by virtue of its status as a business division of Yum and the various International Franchise Agreements entered into from time to time, was entitled to use certain trademarks and other IP of Yum and its Subsidiaries in connection with such business activities.

B.           Prior to or on the Effective Date, the businesses and assets of, and the Subsidiaries of Yum included in, YumChina were contributed, assigned, transferred, conveyed and delivered to Yum China Holdings, Inc., a Delaware corporation (“SpinCo”) and on or about the Effective Date, Yum distributed to its stockholders the shares of SpinCo owned by Yum, making SpinCo a separate public company, independent from Yum.

C.           In connection with such contribution, assignment, transfer, conveyance, delivery and distribution, Yum! Restaurants Asia Pte. Ltd. and Licensee entered into a Master License Agreement dated October 31, 2016 (as amended, the “Original MLA”) for the license of and to certain trademarks and other IP of Yum and its remaining Subsidiaries, in order for SpinCo and its Subsidiaries to continue the operation of the Brand Restaurant Businesses in the Territory.

D.           Licensor is a wholly-owned indirect Subsidiary of Yum and has the right to license the trademarks and other IP of Yum and its Subsidiaries necessary for SpinCo and its Subsidiaries to continue to operate the Brand Restaurant Businesses in the Territory; Licensee is a wholly-owned indirect Subsidiary of SpinCo and the entity through which SpinCo has continued to operate the Brand Restaurant Businesses in the Territory from and after the Effective Date.

E.           SpinCo has guaranteed the obligations of Licensee under the Original MLA by executing the form of Guaranty set forth in Exhibit E thereto and shall guarantee the obligations of Licensee under this Agreement by executing the form of Guaranty set forth in Exhibit E hereto.

F.           The Parties desired that the scope of the license granted pursuant to Original MLA would include trademarks and other IP of Yum and its Subsidiaries used by YumChina in the conduct of the Brand Restaurant Businesses prior to the Effective Date, and also include, as expressly set out in that agreement, certain additional trademarks and other IP of Yum and its Subsidiaries that may have come into existence after the Effective Date and during the Term.

G.           The Original MLA was amended by Amendment No. 1 to the Master License Agreement entered into as of April 15, 2022 by and between Licensor and Licensee (“Amendment No. 1”).

H.           The Yum! Brands, Inc. group of companies (the “Yum! Group”) has decided to undertake an internal reorganization to separate ownership of the Pizza Hut assets within the Yum! Group (the “Corporate Reorganization”). As part of said Corporate Reorganization, the parties wish to enter into this Agreement (which is an amendment and restatement of the Original MLA, as amended, solely with respect to the KFC and Taco Bell Brands) to remove all rights and obligations of Licensor and Licensee associated with the Pizza Hut brand, and following the execution of this Agreement, the Original MLA shall continue to apply as between Licensee and Cherry Glade Ventures Limited (as assignee of Licensor with respect to the Pizza Hut brand) covering the Pizza Hut brand.

In consideration of the foregoing and the mutual covenants and consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1.           DEFINED TERMS As used in this Agreement, the following terms have the meanings set forth below. Additional terms used in this Agreement are defined as they appear in the body of this Agreement and are referenced in the chart at the end of this Section.

“Additional Brands” means any brand, other than the Brands, that Licensor may, in the future, develop, own or control and for which there exists a branded Restaurant System.

“Affiliate” means, with respect to any named person or entity, any other person or entity controlling, controlled by, or under common control with the named person or entity. As used in this Agreement, unless expressly noted otherwise, each applicable Affiliate of Licensor after giving effect to the separation of YumChina from Yum shall be deemed as included in the definition of Licensor for each provision where Licensor is granting rights pursuant to the terms and conditions hereof or where Licensor is acknowledged or agreed to be the owner of IP.

“Annual Strategic Plan” means Licensee’s annual plan for the Brands in the Territory during the upcoming calendar year. Topics for the Annual Strategic Plan should include: (i) material changes to existing Brand Standards or Brand Products; (ii) an overview of proposed advertising and marketing programs for each Brand; (iii) development plans for new Restaurants; (iv) an overview of third party sublicensing for the Brands; (v) any recommendations or proposals from Licensee regarding New Business Opportunities and/or Additional Brands, subject to Section 2.4 (and in each case, the terms upon which it may, in Licensor’s sole discretion, be licensed to Licensee); and (vi) Licensee’s progress with respect to the Taco Bell Brand Development Initiative.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the U.S., the Terrorism Sanctions Regulations (Title 31, Part 595 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31, Part 597 of the U.S. Code of Federal Regulations), the Cuban Assets Control Regulations (Title 31, Part 515 of the U.S. Code of Federal Regulations), the USA PATRIOT Act, and all other present and future laws, policies, lists and any other requirements of any Governmental Authority (including the United States Department of Treasury Office of Foreign Assets Control and any government agency outside the U.S.) addressing or in any way relating to terrorist acts and/or acts of war.

“Benchmark Year” means each calendar year immediately preceding the corresponding Measurement Period. To illustrate, the first Benchmark Year is January 1, 2016 through December 31, 2016 (corresponding to the first Measurement Period of January 1, 2017 through December 31, 2021) and the second Benchmark Year is January 1, 2017 through December 31, 2017 (corresponding to the second Measurement Period of January 1, 2018 through December 31, 2022).

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“Brand” means individually each, and “Brands” means collectively all, of the branded Restaurant Systems identified in Exhibit A, and which are primarily known by their respective brand and business names (“Brand Names”) currently known separately as “KFC” (or “Kentucky Fried Chicken”) and “Taco Bell” including its icon, “the Bell” (including the Mandarin language equivalents and derivatives thereof).

“Brand Business IP” means the IP, other than the Core Brand IP, used in connection with the conduct of the Brand Restaurant Businesses.

“Brand Names” has the meaning set forth in the definition of Brand.

“Brand Owners” means the entities that own the Brands as set forth in Exhibit A.

“Brand Restaurant Business” means any of the Brand Restaurant Businesses relating to a Brand.

“Brand Restaurant Businesses” means the full range of business activities performed in the licensing and/or operation of businesses conducted through Restaurants, including all the related development, promotional, and support activities.

“Brand Standards” means the standards, specifications and requirements for the commercial use of the Brand System IP in the conduct of the Brand Restaurant Businesses and in the development and operation of the Restaurants under the Brands (including Brand Trademark usage, maintenance and registration standards; food safety and other quality assurance processes; governance protocols; and Restaurant design, inspection and maintenance processes) as established by Licensor, all subject to updating and amendment, from time to time, as specified in Section 5.3. Exhibit B includes a list of categories of Brand Standards and the source of each.

“Brand System IP” means the collection of IP of Yum and its Subsidiaries used in connection with the conduct of the Brand Restaurant Businesses, comprised of the Core Brand IP, together with that portion of the Brand Business IP existing as of the Effective Date.

“Business Days” means all days that are not weekends or national holidays under the laws of the country in which the Party obligated to make the referenced payment, give the referenced notice, exercise the referenced right, or perform the referenced obligation resides.

“Change of Control” of Licensee or SpinCo means the occurrence of one or more of the following events:

(1)           Licensee ceases to be a wholly-owned direct or indirect subsidiary of SpinCo;

(2)          any direct or indirect, voluntary or involuntary, sale, lease, assignment, conveyance, gift, pledge, mortgage, encumbrance or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Licensee or SpinCo, determined together with its Subsidiaries on a consolidated basis, or a material portion of such assets related to any of the Brands, to any person or entity that is a Competitor or to any group of related persons or entities (as the term group is interpreted for purposes of Section 13(d) of the United States Securities Exchange Act of 1934, as amended (a “Group”)) where any member of such Group is a Competitor;

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(3)           the consummation of any plan of merger, consolidation, share exchange, tender offer or combination (any such transaction, a “Business Combination”) directly or indirectly involving Licensee or SpinCo and any Competitor;

(4)           any person, entity or Group, alone or together with its Affiliates, is the beneficial owner, directly or indirectly, of capital stock or other securities of SpinCo representing twenty percent (20%) or more of SpinCo’s then outstanding common stock or twenty percent (20%) or more of SpinCo’s then outstanding capital stock or other securities having general voting rights and such person or entity, or any member of such Group, is a Competitor; or

(5)           any person, entity or Group, alone or together with its Affiliates, has the power, directly or indirectly, to direct the business, management, operations or policies of Licensee or SpinCo, whether through the ownership of voting securities, by contract or otherwise, and such person or entity, or any member of such Group, is a Competitor.

“Competing Business” means (a) any concept or sub-concept that sells more than (i) 20% of the concept’s or sub-concept’s gross revenue from any single product category (either in the Territory or in the world) that is substantially similar to a Brand Product (which shall specifically include, chicken as a product category (including chicken on the bone, chicken sandwiches, and other menu items where chicken is the primary component of the dish), and Mexican-style food) or (ii) 35% of the concept’s or sub-concept’s gross revenues from all products in the aggregate category (either in the Territory or in the world) that are substantially similar to Brand Products, and (b) the following businesses: McDonald’s, Chick-fil-A, Dicos, Burger King, Chipotle, Subway and Popeye’s Louisiana Kitchen. Licensor may reasonably update the list of Competing Businesses in (b) to reflect changes in Competing Businesses, but not more than once each calendar year during the Term, and provided, that no update which adds a new Competing Business shall be deemed to prohibit an interest in such Competing Business that pre-dates such update. For the avoidance of doubt, Licensee’s revenues (or the revenue of any concepts or sub-concepts thereof) from the sale of (A) French fries; (B) beef burgers at Pizza Hut (or any sub-concept thereof); (C) chicken toppings on (1) pizza and/or pasta at Pizza Hut (or any sub-concept thereof), (2) rice at Pizza Hut (or any sub-concept thereof), and (3) rice at Licensee’s existing Chinese dining brands (i.e., such brands existing as of August 7, 2026), (D) coffees, teas and juices which both (i) do not use a substantially identical recipe to that of a unique Brand Product and (ii) are not marketed under a name that is substantially similar to a unique Brand Product name, and (E) third-party branded beverage products such as Pepsi beverages, will not be considered revenues from the sale of products substantially similar to Brand Products. For purposes of this definition, a “concept” means a branded business that offers prepared food or beverage products to retail consumers through dine-in, takeout, delivery, catering, kiosk, digital ordering, or other physical or online sales channels or a combination thereof. A “sub-concept” means any separate business, brand, format, or consumer-facing offering that: (x) is owned, operated, licensed, or controlled by the same party as a concept or its Affiliates; and (y) uses, incorporates, references, or benefits from the concept’s trademarks, branding, customer recognition, marketing assets, or goodwill, but may present a different menu, distinct physical space (separate from or co-located with the concept), service offering, operating name or online presence.

“Competitor” means a person or entity that is directly or indirectly Engaged in a Competing Business or is an Affiliate of a person or entity that is directly or indirectly Engaged in a Competing Business. In this context “Engaged” or “Engages” means to engage in, maintain, operate, assist, be occupied or associated with, have any financial or beneficial interest in, or otherwise participate in a specified business or activity, whether as an owner, stockholder, member, partner, lender, director, manager, officer or employee, licensor, advisor or consultant, or otherwise.

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“Confidential Information” means trade secrets, know-how, and other proprietary knowledge or confidential information of a Party and its Affiliates, including (i) with respect to Licensor and its Affiliates, the Brand System IP and all confidential knowledge and information concerning the Restaurant Systems operating under the Brands or necessary or useful to the development or operation of Restaurants, including technology, designs, concepts, ideas, information, formulas, recipes, studies, plans, reports, analyses, compilations, strategies, programs, data, methods, techniques or processes regarding each Brand’s services, products, methods of doing business, markets, customer data, profits, sales, or other financial information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) with respect to Licensee and its Affiliates, all confidential information related to its operation of the Brand Restaurant Businesses (other than information constituting Confidential Information of Licensor). Confidential Information does not include information which: (i) the non-disclosing Party can demonstrate became known to the Party by proper means before the disclosure thereof by the disclosing Party or its Affiliates, (ii) at or after the time of such disclosure, had become or later becomes a part of the public domain other than in breach of this Agreement or any Sublicense, or (iii) the non-disclosing Party receives through proper publication or communication from an independent third party having the right to disclose the same.

“Core Brand IP” means the following IP of Yum and its Subsidiaries, including, for periods prior to the Effective Date, Subsidiaries of Yum which subsequently become Subsidiaries of SpinCo: (i) the “Brand Trademarks”, which are comprised of the Brand Names, and versions thereof, incorporating all or a portion of a Brand Name, together with all trademarks, service marks, trade names, domain names, logos, commercial symbols and all other source indicators and other similar rights, whether registered or unregistered, authorized by Licensor now and in the future for use in connection with the conduct of the Brand Restaurant Businesses; (ii) the “Brand Marketing Materials”, which are comprised of all the advertising, marketing, promotional and public relations materials in every medium, used directly or indirectly to promote the Brand Restaurant Businesses; (iii) the “Brand Products”, which are comprised of all products (and associated know-how, including recipes, cooking methods and restaurant equipment modifications or customizations developed or commissioned for the production of products) and services authorized for sale or promotion at Restaurants; and (iv) the “Brand Restaurant Designs”, which are comprised of the prototypical architectural plans, designs, layouts, design concepts, drawings and specifications for Restaurants. Core Brand IP includes Future Core IP.

“Customer Data” means (i) any information or data identifying, describing, concerning or generated by prospective, actual or past customers, website visitors or other social media contacts of any of the Brand Restaurant Businesses operating in the Territory, including all other customer information in any database, regardless of the source thereof, and (ii) any information or data related to any of the foregoing (including customer lists, reports, forms, methodologies, segmentations and statistical data, whether individually or in the aggregate). For the purpose of this Agreement, Customer Data shall include only information or data that has been collected, generated, or used by a Brand Restaurant Business. The term “Customer Data” shall not include any customer information or data, including general market or customer insight research, that is generated, collected, or used by the Licensee for purposes other than as described in the preceding sentence, above.

“Effective Date” means October 31, 2016.

“Future Brand Business IP” means Brand Business IP, other than the Brand System IP, that is developed or acquired by Licensee or any of its Affiliates or any of the Sublicensees after the Effective Date for use in the conduct of the Brand Restaurant Businesses and that is an extension, derivative or new version of existing Brand System IP or is useable in the commercialization of the Core Brand IP.

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“Future Core IP” means additional IP of the types described in clauses (i) through (iv) in the definition of Core Brand IP for use in the conduct of the Brand Restaurant Businesses that is modified, developed or acquired after the Effective Date.

“Good Standing” means that Licensee is in full compliance with all of its obligations under Applicable Laws, this Agreement, and each other agreement between Licensee and Licensor or any of its Affiliates (including all payment obligations), that each of Licensee’s Affiliates is in full compliance with all of its obligations under Applicable Laws, each Sublicense and each agreement between such Affiliate and Licensor or any of its Affiliates, and that all such obligations have been satisfied on a timely basis.

“Governmental Authority” means any national, federal, provincial, state, county, municipal or local governmental and quasi-governmental agency, commission or authority, including any taxing authority.

“IP” means all trademarks, service marks, trade dress, look and feel rights, copyrights, database rights, patents, trade secrets, domain names, know-how, show-how and proprietary information and Confidential Information, tangible and intangible, including all legally cognizable versions of any such intellectual property such as derivative works, colorable imitations, extensions, modifications, improvements, derivations, adaptations, localizations, translations, transliterations, or compilations of any kind.

“Lists” means the lists prepared by the U.S. government identifying those persons with whom U.S. parties are prohibited from doing business, including, and as they may change from time to time: (i) the Specially Designated Nationals List (http://www.treas.gov/offices/enforcement/ofac/sdn/sdnlist.txt); (ii) Executive Order 13324 (http://www.treasury.gov/offices/enforcement/ofac/programs/ terror/terror.pdf); (iii) Executive Order 13382 (http://www.state.gov/t/isn/c22080.htm); and (iv) Executive Order 12938 (http://www.state.gov/t/isn/c15233.htm).

“Measurement Period” means each rolling five (5) calendar year period throughout the Term, beginning January 1, 2017. To illustrate, the first Measurement Period is January 1, 2017 through December 31, 2021 and the second Measurement Period is January 1, 2018 through December 31, 2022.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index or, in the absence of Bloomberg displaying such rate, such other rate as Licensor may reasonably determine as the equivalent rate.

“Restaurant” means each of the retail restaurant facilities that is primarily identified by a Brand Name and/or uses Brand System IP and that conducts the offer and sale of authorized products and services through dine-in, carry-out, catering, delivery, kiosk, on-line methods of distribution, centralized kitchens/commissaries, and such other methods of distribution as the Parties may mutually agree, including the offer of premiums, and all other related promotional activities (but does not include the sale of any products for resale).

“Restaurant System” means the collection of procedures, policies, standards, specifications and other distinguishing elements, created or acquired in connection with the development and operation of a restaurant concept, but expressly excluding any test concept.

“Sublicense” means any agreement between Licensee and any Affiliate or third party (including any development agreement, trademark license contract or franchise agreement), granting such Affiliate or third party the right to operate one or more Restaurants under the applicable Brand in the Territory, including the Existing Sublicenses and the Future Sublicenses. Each Sublicense must be Brand-specific.

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“Sublicensee” means any Affiliate of Licensee or any third party that is or becomes a party to an Existing Sublicense or a Future Sublicense.

“Sublicensee Change of Control” means, as to any Sublicensee, the occurrence of one or more of the following events:

(1)           any direct or indirect, voluntary or involuntary, sale, lease, assignment, conveyance, gift, pledge, mortgage, encumbrance or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Sublicensee, determined together with its Subsidiaries on a consolidated basis, or a material portion of such assets related to any of the Brands, to any person or entity that is a Competitor or to any Group where any member of such Group is a Competitor;

(2)           the consummation of any Business Combination directly or indirectly involving such Sublicensee and any Competitor;

(3)           any person, entity or Group, alone or together with its Affiliates, is the beneficial owner, directly or indirectly, of capital stock or other securities of such Sublicensee representing twenty percent (20%) or more of such Sublicensee’s then outstanding common stock (or other equity ownership interests) or twenty percent (20%) or more of such Sublicensee’s then outstanding capital stock or other securities having general voting rights and such person or entity, or any member of such Group, is a Competitor; or

(4)           any person, entity or Group, alone or together with its Affiliates, has the power, directly or indirectly, to direct the business, management, operations or policies of such Sublicensee, whether through the ownership of voting securities, by contract or otherwise, and such person or entity, or any member of such Group, is a Competitor.

“Subsidiary” means with respect to any entity, any corporation, limited liability company, joint venture, partnership or other entity, of which such first entity (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests, or (iii) the capital or profit interests, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Taco Bell Brand Development Initiative” means the matters relating to the development initiative for the Taco Bell Brand in the Territory described in Exhibit A-1.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into by and between Yum and SpinCo in connection with the separation of YumChina from Yum and the distribution to Yum’s stockholders of the shares of SpinCo owned by Yum.

“Taxes” means all taxes (including value added taxes), levies, imposts, duties, charges or fees, in each case in the nature of a tax and imposed by any Governmental Authority, whether collected by withholding or otherwise, and any interest, additions to tax or penalties applicable thereto.

“Term” means, collectively, the “Initial Term” and any “Renewal Term” as described in Sections 13.1 and 13.2.

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“Territory” means the PRC, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Transfer” means to sell, assign, convey, give away, pledge, mortgage, grant a security interest in or lien against, license, or otherwise transfer or encumber, or any sale, assignment, conveyance, gift, pledge, mortgage, grant of security interest, lien, license, or other transfer or encumbrance.

The following terms are defined in the referenced Section, paragraph, or Recital of this Agreement:

Defined Term	Section
Administered Rules	17.3
Advertising Assessment	3.2
Agreement	Preamble
Amendment No. 1	Recital G
Annual Strategic Consultation	5.4
Appeal Procedure	17.3.7
Applicable Laws	7.1
Arbitration Request	17.3
Assigned Payments	6.1.2
Bank	14.1.6.B(ii)
Clearance Activities	4.3.1
Corporate Reorganization	Recital H
CPR	17.2.2
Cross Licensed IP	4.1.1
Enforcement Activities	4.3.1
Existing Sublicenses	6.1
Future Sublicenses	6.2
Governmental Approvals	6.3.5
Grace Period	3.4.1
Gross Revenue	3.1
Indemnitees	11.1
Initial Term	13.1
Late Payment	14.1.6.B
Letter of Credit	14.1.6.B(ii)
Licensee	Preamble
Licensee Releasing Parties	4.1.2.B
Licensor	Preamble
Licensor Purchase Right	15.4.5
Licensor Released Parties	4.1.2.B
New Business Opportunity	2.4
Non-Restated Sublicense	6.1
Original Award	17.3.7
Original MLA	Recital C
Party(ies)	Preamble
Payment Default	14.1.6.A
Payment Dispute Notice	14.1.6.C
PRC	Recital A
Registration Activities	4.3.1

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Renewal Term	13.2
Restated Sublicense	6.1
ROFR Agreement	2.4.1
ROFR Notice	2.4.1
SGM Breach	2.1.3.A
SGM Calculation Statement	2.1.3.A
SGM Report	2.1.3.A
Sales Growth Metric	2.1.3
Secured Amount	14.1.6.B(ii)
SpinCo	Recital B
Transaction Tax	3.5.3
Underpayment	14.1.6.B
Yum	Recital A
Yum! Group	Recital H
YumChina	Recital A

2.           GRANT OF LICENSE AND UNDERTAKING TO DEVELOP

2.1           Grant of IP Licenses. Licensor hereby grants Licensee the exclusive right and license, and Licensee hereby assumes the obligation, to use the Brand System IP to operate Brand Restaurant Businesses in the Territory, inclusive of the right to sublicense the Brand System IP needed in order to operate the Restaurants to Sublicensees under Sublicenses for the sole purpose of operating Restaurants in the Territory, provided that, except for Licensee’s right to operate a limited number of Restaurants for test purposes in compliance with the terms of the form Sublicense as if Licensee were the Sublicensee and Licensor were the Sublicensor under such Sublicense, (i) Restaurants may be operated only by Sublicensees under Sublicenses; and (ii) only those Affiliates of Licensee that are Sublicensees have the right to use the Brand System IP and then only in compliance with the applicable Sublicense.

2.1.1.           The license granted hereunder is separable as to each of the Brands, as identified by each separate Brand Name used to identify each of the Brand Restaurant Businesses, and the license for each Brand and the associated Brand System IP may be separately assigned, modified, renewed, terminated and enforced by Licensor, in all cases subject to the terms herein.

2.1.2.           Licensee shall use its commercially reasonable best efforts to increase the revenues of the Brand Restaurant Businesses during the Term.

2.1.3.           Without limitation of Section 2.1.2, subject to Sections 2.1.3.A, through 2.1.3.E, Licensee shall cause the average annual Gross Revenue for each Brand Restaurant Business for each Measurement Period to exceed the Gross Revenue of such Brand Restaurant Business for the applicable Benchmark Year (“Sales Growth Metric”).

A.           Within thirty (30) days after the beginning of each calendar year during the Term, Licensee shall calculate the average annual Gross Revenue for the relevant Measurement Period and the Gross Revenue for the relevant Benchmark Year for each Brand Restaurant Business and prepare and deliver to Licensor a written statement setting forth in reasonable detail its determination of the average annual Gross Revenue for the relevant Measurement Period and the Gross Revenue for the relevant Benchmark Year with respect to each Brand Restaurant Business (each, an “SGM Calculation Statement”). In the event Licensee’s SGM Calculation Statement indicates a Brand Restaurant Business has failed to meet the Sales Growth Metric (an “SGM Breach”), Licensee may include with the SGM Calculation Statement a report setting forth specific factors, if any, beyond its reasonable control as the predominant cause for such SGM Breach (the “SGM Report”).

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B.           Without limitation of Licensor’s rights under Section 8.3, Licensor and its representatives shall have the right to inspect Licensee’s books and records with respect to each Brand Restaurant Business, upon reasonable prior notice to Licensee and for purposes reasonably related to the verification of the SGM Calculation Statement, the SGM Report, if any, and any additional information relating to the Sales Growth Metric.

C.           In the event the SGM Calculation Statement indicates that the Sales Growth Metric has been satisfied and Licensor agrees with the SGM Calculation Statement, Licensor shall provide written notice to Licensee confirming that the Sales Growth Metric has been satisfied for that particular Measurement Period within fifteen (15) days after receipt of the SGM Calculation Statement.

D.           In the event an SGM Breach has occurred and Licensee has not included an SGM Report with the SGM Calculation Statement, Licensor shall provide written notice to Licensee confirming such SGM Breach within fifteen (15) days after receipt of the SGM Calculation Statement. Failure to submit an SGM Report with the SGM Calculation Statement shall be deemed a waiver of Licensee’s right to submit an SGM Report for the relevant Measurement Period.

E.           In the event an SGM Breach has occurred and Licensee has included an SGM Report with the SGM Calculation Statement, Licensor shall consider the SGM Report in good faith, while also taking into account factors within Licensee’s control, such as Licensee’s use of free cash and the amount of capital investments for Brand development, judged on both an historical and competitive basis. If Licensor, in its reasonable discretion, determines that the SGM Breach was predominantly caused by factors beyond Licensee’s reasonable control, Licensor shall waive the SGM Breach with respect to the relevant Brand Restaurant Business and shall provide written notice to Licensee so indicating within fifteen (15) days after receipt of the SGM Calculation Statement. If Licensor, in its reasonable discretion, determines that the SGM Breach was not predominantly caused by factors beyond Licensee’s reasonable control, Licensor shall provide written notice to Licensee confirming that an SGM Breach has occurred within fifteen (15) days after receipt of the SGM Calculation Statement.

In the event of two (2) consecutive SGM Breaches for a Brand Restaurant Business, Licensor shall be entitled to exercise its rights under Section 15.4.4.

2.2           Territorial Protections. During the Term and provided that Licensee and its Affiliates remain in Good Standing (including in compliance with Sections 2.1.2 and 2.1.3), Licensor shall not establish or operate, or grant any other person or entity the right to establish or operate, a Brand Restaurant Business in the Territory or any rights to use the Brand System IP in Restaurants in the Territory.

2.3           Licensor’s Reserved Rights. Licensee acknowledges and agrees that this Agreement grants Licensee only the right to operate the Brand Restaurant Businesses in the Territory during the Term. Licensor and its Affiliates have and retain all rights not granted to Licensee under this Agreement and may, without notice to Licensee: (a) establish and operate, or grant any person or entity the right to establish and operate, Brand Restaurant Businesses, and use the Brand System IP, outside the Territory or after the Term, and (b) engage in any business in the Territory provided the conduct of the business is not in conflict with the provisions of Section 2.2 and Section 2.4.

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2.4           Licensee’s Rights of First Refusal. Notwithstanding Section 2.3, if during the Term, (i) Licensor proposes to engage, directly or indirectly, in any business in the Territory unrelated to the Brand Restaurant Businesses but utilizing all or any part of the Core Brand IP (a “New Business Opportunity”), or (ii) Licensor develops or acquires an Additional Brand, then Licensor shall offer Licensee a right of first refusal in accordance with this Section 2.4.

2.4.1.           Within a reasonable period of time following the occurrence of an event described in Section 2.4(i) or (ii) (regardless of whether Licensor proposes to act on a unilateral voluntary basis or in response to an approach or offer from a third party) and subject to the conditions in Section 2.4.2, Licensor shall notify Licensee in writing of the New Business Opportunity or the Additional Brand (the “ROFR Notice”). The ROFR Notice will offer Licensee the first opportunity, on an exclusive basis, to negotiate rights to the New Business Opportunity or the Additional Brand in the Territory. Licensee shall accept or reject the offer to negotiate in writing within thirty (30) days following the date of the ROFR Notice. Licensee’s failure to accept or reject the offer in writing within the stated time period shall be deemed to be a rejection of the offer. If Licensee accepts the offer to negotiate rights to the New Business Opportunity or the Additional Brand in the Territory, Licensor and Licensee will negotiate the applicable business terms on an exclusive basis for a period of ninety (90) days following the date of Licensee’s written acceptance notice, any such terms to be evidenced by a separate agreement between the Parties or their designees (a “ROFR Agreement”). If the Parties have not entered into a ROFR Agreement for the New Business Opportunity or Additional Brand within the ninety (90) day exclusivity period, then, unless the Parties mutually agree in writing to extend the exclusive negotiation period before the expiration of such exclusivity period, Licensee’s rights with respect to the New Business Opportunity or Additional Brand in the Territory shall terminate and Licensor shall have the right directly, or indirectly through its Affiliates or third parties, to operate the New Business Opportunity or Additional Brand in the Territory, without any further obligation to Licensee.

2.4.2.           Licensee’s right of first refusal shall be applicable: (i) only during such time that Licensee and its Affiliates are in Good Standing; (ii) on terms and conditions no less favorable to Licensee than those then offered by Licensor to other third parties, excluding, however (but, nonetheless, fully disclosing to Licensee on a timely basis for its overall appraisal) any one time “development incentives,” such as for market entry, new units, test concepts or other forms of growth initiatives which may be offered, from time to time, for limited periods less than the full term of the applicable franchise or license grant; and (iii) with respect to any Additional Brand, only after the business of the Additional Brand is deemed by Licensor, using its reasonable judgment, to be tested and fully operational. In the event Licensee believes Licensor has failed to provide the ROFR Notice in a timely manner, Licensee’s sole remedy shall be to provide written notice to Licensor of such alleged failure. For the convenience of the Parties, the Parties will endeavor to discuss any applicable right of first refusal primarily during the Annual Strategic Consultation.

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3.           FEES, PAYMENTS AND REQUIRED EXPENDITURES

3.1           Royalty. In consideration for the license granted under Section 2.1, Licensee shall pay to Licensor a continuing royalty fee in an amount equal to three percent (3%) of the Gross Revenue of any kind derived from the operation of the Restaurants in the Territory. For purposes of this Agreement, the term “Gross Revenue” shall mean the total of all cash or other payments (including the fair value of an exchange and all payments by check, credit, or charge account, regardless of whether the checks, credits, or charge accounts are ultimately paid) paid or payable at the Restaurant level for the sale or use of any products, goods, or services that are sold at or from any Restaurant in the Territory, excluding value added taxes and governmental surcharges imposed with respect to such sales by Governmental Authorities, and then only if the amount of such value added taxes or governmental surcharges is taken into account in the selling price and is actually paid to the appropriate Governmental Authority (for this purpose, treating value added taxes validly offset against input credits as actually paid to the appropriate Governmental Authority). Royalty fee payments are due on the fifteenth (15th) day of the month with respect to Gross Revenue during the preceding month and, unless otherwise agreed by Licensor, are payable by Licensee to Licensor regardless of collection or non-collection by Licensee from the Sublicensees. Licensee may be entitled to discounts on royalty fee payments to the extent provided in Schedule 3.1.

3.2           Required Advertising Expenditures. Annually, during the Term, Licensee shall collect and spend all Advertising Assessments for each Brand Restaurant Business to market, advertise and promote such Brand Restaurant Business in the Territory in accordance with the Advertising and Marketing Standards set out in the Brand Standards; provided, that, as provided in Schedule 3.2, up to a specified percentage of the Advertising Assessments may be spent for those items identified in Schedule 3.2 under the circumstances described therein. Licensee may allocate the Advertising Assessment between national and local store marketing and advertising initiatives and activities in its reasonable discretion.  For purposes of this Agreement, “Advertising Assessment” means, as to a Brand Restaurant Business, a minimum advertising fee or contribution under each Sublicense for such Brand Restaurant Business in an amount equal to four percent (4%) of Gross Revenue.  The Parties acknowledge and agree that the nature of advertising is evolving and will continue to evolve during the Term.  Therefore, upon request by either Party, the other Party will consider in good faith prospective adjustments to the Advertising Assessment, taking into consideration Brand sales, competitor marketing spend rates and trends, and marketing effectiveness (e.g., the availability of other channels or platforms of marketing promotion, such as social media and digital advertising, that may provide for reduced cost and equal or greater consumer reach and conversion) and the resulting impact on sales growth.

3.3           Other Payments. In addition to the royalty fees described in Section 3.1, Licensee shall pay to Licensor and to Licensor’s Affiliates and to all third party suppliers promptly when due all other fees, charges and reimbursable amounts payable under this Agreement or other agreements between Licensee and Licensor, Licensor’s Affiliates, or such third party suppliers. Such payments shall be made at such times and in such manner as may be specified in this Agreement or such other agreements and, in the absence of any specified time and manner of payment, as invoiced.

3.4           Payment Terms; Currency. All payments made by Licensee to Licensor under this Agreement shall be sent by electronic wire transfer of immediately available funds to the account designated by Licensor in writing from time to time.

3.4.1.           Any payment not actually received within five (5) days after the date on which such payment was due (“Grace Period”) shall accrue interest at a rate per annum equal to the Prime Rate plus three percent (3%) or the maximum rate permitted by Applicable Laws, whichever is less, from the end of the Grace Period until paid. Such interest charges are in addition to any other remedies available to Licensor. Additionally, during the first year of the Term, the Grace Period shall be extended to ten (10) days.

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3.4.2.           Licensee shall not be entitled to withhold payments due to Licensor or its Affiliates on grounds of alleged nonperformance by Licensor or its Affiliates, nor shall Licensee be entitled to set off any amounts that may be owed by Licensor or any of its Affiliates to Licensee or any of its Affiliates against amounts owed by Licensee or any of its Affiliates to Licensor or any of its Affiliates under this Agreement. Notwithstanding any designation Licensee might make, Licensor has sole discretion to apply any of Licensee’s payments to any of Licensee’s past due indebtedness to Licensor or its Affiliates. Licensor has the right to set off any amounts Licensee owes to Licensor or any of Licensor’s Affiliates against any amounts Licensor or any of its Affiliates may owe to Licensee or any of Licensee’s Affiliates.

3.4.3.           All amounts payable to Licensor under this Agreement shall be paid in Chinese Yuan Renminbi (RMB).

3.4.4.           If any Governmental Authority with jurisdiction over any of the Brand Restaurant Businesses or the Parties imposes restrictions on the transfer of funds or currencies to places outside the Territory and such restrictions result in Licensor not receiving payments in accordance with this Agreement in a timely fashion, Licensee shall cooperate with Licensor and use commercially reasonable efforts to effect such payments in a timely fashion by the transfer of funds in alternate currencies as Licensor may designate and/or the funding of such payments from sources outside the Territory, to the extent legally permissible. If, after thirty (30) days, such efforts fail to result in full payment to Licensor, then Licensor shall have the right at any time thereafter to the extent legally permissible to direct the deposit of any or all payments (including accumulated amounts) required hereunder into such accounts in the Territory as Licensor may designate. Nothing herein shall relieve Licensee from the obligation to pay to Licensor the amounts due hereunder.

3.5           Taxes. Licensee shall promptly pay when due all Taxes levied or assessed against Licensee by any Governmental Authority.

3.5.1.           Any and all payments by Licensee to Licensor pursuant to this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If Applicable Laws require Taxes to be withheld or deducted from any payment to Licensor pursuant to this Agreement, Licensee shall withhold or deduct and pay to the applicable Governmental Authority the amount required to be withheld or deducted and shall promptly deliver to Licensor, at least annually or as otherwise reasonably requested by Licensor, receipts and tax forms issued by the applicable Governmental Authority showing that all Taxes were properly withheld or deducted and remitted in compliance with Applicable Laws. Without limiting the foregoing, Licensee shall cooperate with Licensor in any manner Licensor reasonably requires to facilitate Licensor in its efforts to obtain applicable tax credits based on such withholdings or deductions, or to obtain any reduction in the amount of such withholding or deduction.

3.5.2.           Except as otherwise provided in the Tax Matters Agreement, in the event of any bona fide dispute between Licensee or any of its Affiliates and any Governmental Authority as to liability for Taxes assessed, Licensee or such Affiliate may contest the validity or the amount of the Tax in accordance with procedures of the Governmental Authority or Applicable Laws; provided, however, that, to the extent within the control of Licensee, in no event shall Licensee or such Affiliate permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against the premises of any Restaurant, any improvements thereon, or any assets of Licensee or such Affiliate that are part of the Brand Restaurant Businesses or contain the Brand Trademarks.

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3.5.3.           Licensee bears sole and exclusive responsibility for the reporting, withholding and payment of all Taxes imposed upon it by any jurisdiction, including the responsibility to report to the applicable Governmental Authorities any payment made to Licensor to the extent required by Applicable Laws. The Parties acknowledge that Licensee may be responsible now or in the future to collect and remit sales tax, use tax, excise tax, withholding income tax, value added tax, franchise fee tax, governmental surcharges, stamp tax or consumer tax (“Transaction Tax”) with respect to payments made by Licensee to Licensor pursuant to Section 3.1. Any such Transaction Taxes shall be borne by Licensor and such amounts shall not be added to any amounts payable by Licensee pursuant to Section 3.1.

3.5.4.           If Licensee receives any refund or credit in respect of any Taxes withheld or deducted from, or any Transaction Tax paid by Licensor in respect of, any payment made to Licensor pursuant to this Agreement, Licensee shall promptly pay to Licensor an amount equal to the amount of such refund or credit, net of all out-of-pocket expenses (including Taxes) of Licensee with respect to the receipt of such refund or credit. For purposes of this Section 3.5.4, Licensee’s ordinary course application of a value added tax credit against value added tax withheld from any payment made to Licensor pursuant this Agreement shall not be treated as a credit received by Licensee, provided, however, that any credit against value added tax obtained by Licensee as a result of a redetermination of the amount of value added tax due with respect to any such payment to Licensor shall be treated as a credit received by Licensee and payable to Licensor pursuant to this Section 3.5.4.

4.           OWNERSHIP, USE, PROTECTION AND SUBSTITUTION OF IP

4.1           Ownership. Licensee represents and warrants to Licensor that, prior to the Effective Date, Licensee and YumChina have provided to Licensor and Yum all agreements and other documents relating to any and all Brand System IP licensed, used, or owned (or purported to be owned) by YumChina, SpinCo or any of their Affiliates, including Licensee. Licensor hereby represents that the scope of the license for the Brand System IP is expressly designed to include the IP of Yum and its Subsidiaries used to operate the Brand Restaurant Businesses in the Territory prior to the Effective Date, primarily under the direct management of and supervision of YumChina. To the extent any ambiguity exists in this Agreement concerning the scope of the license grant to the Brand System IP, this representation shall assist the Parties in determining the proper interpretation. As between Licensor and its Affiliates (as determined upon or after consummation of the separation of YumChina from Yum), on the one hand, and Licensee and its Affiliates and the Sublicensees (as determined upon or after consummation of the separation of YumChina from Yum), on the other hand, Licensee agrees (for itself and on behalf of its Affiliates and the Sublicensees) that the Brand System IP is, and shall remain, the sole property of Licensor. Licensor and Licensee (for itself and on behalf of its Affiliates and the Sublicensees) further agree that any modification, development or acquisition of the IP of Yum and its Subsidiaries occurring prior to the Effective Date by or for Licensee or any of its Affiliates or any of the Sublicensees, whether by itself or in conjunction with Licensor or third parties, shall be deemed to have been commissioned by and for the benefit of Licensor, and Licensee has done or shall do at Licensor’s request, all acts (including execution and delivery to Licensor of any and all such documentation) required in order to evidence, secure or perfect the vesting in Licensor of all rights, title and interest in and to such IP or any other Brand System IP or to otherwise give full effect to this Section 4.1 and shall cause its Affiliates and the Sublicensees and, to the extent commercially reasonable, its contractors and other third parties, to do so. The Parties hereby acknowledge and agree to the existence and sufficiency of consideration for the foregoing commissioning arrangements; such consideration including the right of YumChina to use certain IP of Yum and its Subsidiaries in connection with YumChina’s business activities prior to the Effective Date. Nothing contained in this Agreement is, or shall be construed as, an assignment of any of the Brand System IP to Licensee or any other person or entity or as a grant to Licensee or any other person or entity of any right, title, or interest in or to any of the Brand System IP except for the express license granted to Licensee to use the Brand System IP under Section 2.1. Except for such license, Licensee acquires no right, title or interest in any of the Brand System IP or any associated past, present or future goodwill, all of which will inure solely to the benefit of Licensor and the Brand Owners.

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4.1.1.           Licensee represents and warrants to Licensor that, prior to the Effective Date, YumChina has not licensed or authorized the use of any of the Brand System IP by any person or entity other than Sublicensees under the Existing Sublicenses, and has only issued cross licensing rights for some of the Brand System IP to certain businesses of YumChina as set forth in Exhibit C (the “Cross Licensed IP”). During the Term, Licensee shall not provide any further cross licensing rights and shall cause the cross licensing rights to the current Cross Licensed IP to terminate within three (3) years after the Effective Date at Licensee’s sole cost and expense and shall provide Licensor evidence of such termination(s) satisfactory to Licensor.

4.1.2.           Other than as set forth in this Section 4.1, Licensee acknowledges and agrees that, to the extent permitted by Applicable Laws, the Brand System IP is being licensed “as-is” and without any further representations or warranties by Licensor or any of its Affiliates, including regarding the status, strength, validity, or enforceability of any of the Brand System IP in the Territory (including the status, strength, validity, or enforceability of any registrations or applications to register the Brand Trademarks or any other Brand System IP in the Territory). Licensee further acknowledges and agrees that:

A.           Licensee shall not make any demand, assert any claim, or file any action against Licensor or any of its Affiliates (and that neither Licensor nor any of its Affiliates has any obligation to indemnify Licensee or any of its Affiliates or the Sublicensees for liability or damages) arising out of or in connection with the use by Licensee or any Sublicensee of the Brand System IP in the Territory, including demands, claims or actions (or liability or damages) based on the actual or threatened cancellations of Brand System IP registrations or refusals to register any of the Brand System IP by any Governmental Authority and any third party demands or claims related to the Brand System IP.

B.           As of the Effective Date, Licensee, for itself and on behalf of all other persons and entities acting on its behalf or claiming under it (collectively, the “Licensee Releasing Parties”), hereby irrevocably and unconditionally releases, acquits and forever discharges Licensor, its Affiliates and their respective owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parents and Subsidiaries, past and present, and all persons acting by, through, under or in concert with them or any of them (collectively “Licensor Released Parties”), from all actions, causes of action, suits, debts, liens, obligations, promises, liabilities, claims, rights, demands, damages, controversies, losses, costs, and expenses (including attorneys’ fees and costs actually incurred), known or unknown, suspected or unsuspected, fixed or contingent, which they now have, own, hold, claim to have, claim to own, or claim to hold, or at any time heretofore had, owned, held, claimed to have, claimed to own, or claimed to hold against each or any of the Licensor Released Parties arising out of or related to the Brand System IP or any use thereof.

C.           Without limiting the foregoing acknowledgements, agreements and release, Licensee agrees that the maximum possible remedy to which Licensee and its Affiliates and the Sublicensees may be entitled as a result of (i) any loss or impairment of the Brand System IP (including the Brand Trademarks) in the Territory or (ii) any breach by Licensor of any express or implied warranties related to the Brand System IP, including any technology/technical secrets, patents, or software, is for Licensor to authorize a replacement for the affected Brand System IP, and Licensee expressly acknowledges and agrees that Licensee’s obligations under this Agreement, including its obligation to pay the royalty fees and other amounts due under this Agreement, shall not be relieved, limited, or otherwise modified as a result of any loss or change in the status or value of any of the Brand System IP in the Territory, including losses or changes attributable to actions by Governmental Authorities or third party claims. Licensor also has the right to replace any Brand System IP (including any Brand Trademark) that, in Licensor’s belief, is or may be subject to a claim or determination that Licensor has no right to license such Brand System IP under this Agreement, or that such Brand System IP is or may be cancelled or its use by Licensee prohibited in the Territory, or that such Brand System IP is or may be subject to any ownership or rights challenge or any infringement allegation or action. Without limiting or altering the provisions set forth above, Licensee may request a review, during the Annual Strategic Consultation, of recent, material adverse changes in the Brand System IP where Licensee believes other types of remedies are more suitable, which suggestions Licensor shall consider and decide, in its sole discretion.

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4.1.3.           This Agreement expressly contemplates that Licensee (or any of its Affiliates and any of the Sublicensees) may, subsequent to the Effective Date and during the Term and in accordance with the terms hereof and the Brand Standards, develop or acquire Future Core IP and Future Brand Business IP.

A.           Licensor shall solely own all Future Core IP (and, for the avoidance of doubt, Licensor and Licensee (for itself and on behalf of its Affiliates and the Sublicensees) agree that any modification, development or acquisition of Future Core IP by or for Licensee or any of its Affiliates or any of the Sublicensees, whether by itself or in conjunction with Licensor or third parties, shall be deemed to be commissioned by and for the benefit of Licensor, subject, however, to the right of use by Licensee during the Term for the purposes and in the manner provided in this Agreement). Licensee shall inform Licensor in writing of any such modification, development or acquisition of Future Core IP. Licensee shall assign, transfer, and convey, and hereby assigns, transfers, and conveys, to Licensor all rights, title, and interest of Licensee in or to any Future Core IP modified, developed or acquired by or for Licensee and otherwise waives and/or releases all rights of restraint and moral rights therein and thereto, without compensation, recognizing that any Future Core IP modified, developed or acquired by or for Licensee shall simultaneously and by operation of law be included in the Brand System IP licensed hereunder. Licensee shall also cause its Affiliates and the Sublicensees and, to the extent commercially reasonable and consistent with the Brand Standards, cause its contractors and other third parties, to assign, transfer, and convey all such rights, title, and interest in and to Future Core IP that may be modified, developed or acquired by or for those parties to Licensor (or its designated Affiliate). Licensee shall do all acts and execute and deliver to Licensor any and all such documentation required in order to evidence, secure or perfect the vesting in Licensor of all rights, title and interest in and to the Future Core IP or to otherwise give full effect to this Section 4.1.3 and shall cause its Affiliates and the Sublicensees and, to the extent commercially reasonable, its contractors and other third parties, to do so. If and to the extent any such assignment is determined to be invalid or unenforceable, Licensee hereby grants (and shall cause its Affiliates and the Sublicensees and, to the extent commercially reasonable and consistent with the Brand Standards, its contractors and other third parties to grant) to Licensor (or its designated Affiliate) an exclusive, worldwide, transferable, assignable, sublicensable, irrevocable, perpetual, non-terminable, royalty-free license in and to such Future Core IP. Neither Licensee nor any of its Affiliates, employees, contractors, or Sublicensees or any other third parties will be entitled to, or have any right or claim against Licensor or the Brand Owners or their respective Affiliates for, any royalty, fee, charge, compensation, or other payment or value of any kind for or in connection with any of the foregoing assignments, transfers, conveyances, or licenses or Licensor’s or any of its Affiliates’ use, utilization, commercialization, license, transfer, or exercise of any right in any such Future Core IP.

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B.           Licensee shall solely own all Future Brand Business IP; provided, that in consideration of the rights granted herein and in order to maintain and enhance Brand integrity and avoid Brand divergence, Licensee hereby grants (and shall cause its Affiliates and the Sublicensees and, to the extent commercially reasonable and consistent with the Brand Standards, its contractors and other third parties to grant) to Licensor a non-exclusive, worldwide (other than in the Territory during the Term), transferable, assignable, irrevocable, perpetual, non-terminable, royalty-free right and license to use any such Future Brand Business IP and to sublicense the use of any such Future Brand Business IP to Licensor’s Affiliates and their licensees and franchisees operating under the Brands.  Upon Licensor’s request, Licensee shall reasonably cooperate with Licensor to effectuate this right and license (including executing all documents reasonably required by Licensor).

C.           The Parties hereby acknowledge and agree to the existence and sufficiency of consideration for the foregoing commissioning arrangements, assignment, transfer, and conveyance, or license, to Licensor; such consideration including the license to Licensee of the Core Brand IP which may come into existence after the Effective Date and during the Term.

4.1.4.           The parties acknowledge that Customer Data is derived, developed, accumulated and used directly through and in connection with Licensee’s use of the Brand System IP, and as such, represents an essential element of the goodwill associated with the Brand System IP and the Brand Trademarks necessary to the operation of the Brand Restaurant Businesses. Accordingly, in consideration of the foregoing and subject to the limitations in this Section, Licensee (for itself and on behalf of its Affiliates) hereby grants Licensor and each of its Affiliates an unencumbered right to access and use, and a perpetual and sublicensable license in and to, the Customer Data. Licensor’s right to access, use and sublicense the Customer Data may only be exercised: (i) in accordance with Applicable Laws; (ii) following the expiration, non-renewal, termination, or other winding-down of this Agreement or any Brand license granted hereunder; and (iii) in connection with the continued operation of the Brand (or Brands) from which the Customer Data was obtained and compiled; provided that in the event of any material breach of this Agreement by Licensee, Licensor and its Affiliates may have the right of access, only, to the Customer Data upon written notice to Licensee, whereupon, Licensee shall provide Licensor with access to the Customer Data of the Brand (or Brands) concerned and/or derivatives thereof, according to such protocols as may be reasonably established for such purpose and set forth in Brand Standards. For the avoidance of doubt, Licensor may not use any Customer Data in connection with any restaurant system other than the Brand (or Brands) concerned.

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4.2           Use. Licensee shall, and shall cause all of the Sublicensees to, use the Brand System IP only as authorized by this Agreement and in accordance with the Brand Standards. Without limitation of the foregoing, Licensee agrees that, during and after the Term, Licensee shall not, and shall cause all the Sublicensees not to:

4.2.1.           Engage, directly or indirectly, in any conduct that would dilute, infringe upon, harm, prejudice, bring into disrepute, or interfere with the validity, ownership or enforceability of the rights of Licensor or any of its Affiliates in any of the Brand System IP or the associated goodwill, including any use of the Brand Trademarks in a derogatory, negative, or other inappropriate manner;

4.2.2.           Contest the rights of Licensor or any of its Affiliates in any of the Brand System IP or the associated goodwill;

4.2.3.           Take, or omit to take, any action that in any way would reflect adversely on, or injure or threaten to injure or diminish the name, image or reputation of, Licensor or any of its Affiliates, the Brand Names, the Brand Trademarks or other Brand System IP, including any action that may invalidate or jeopardize registration of any of the Brand Trademarks or other Brand System IP; or

4.2.4.           Take or continue any action which Licensee (or any of the Sublicensees) knows or has reason to know would result in or cause a boycott of any Brand, Brand Product, Licensor, any of the Brand Trademarks, or any product or service bearing or associated with the Brand Trademarks. Notwithstanding the foregoing sentence, in the event any action taken or continued by Licensee or any of the Sublicensees results, or threatens to result, in any such injury, Licensee shall promptly take, and cause all of the Sublicensees to take, all steps necessary to avoid or stop the occurrence of such injury.

4.3           Trademarks.

4.3.1.           Subject to Licensor’s rights and obligations set forth in this Section 4.3 and in Section 4.5, Licensee shall, in accordance with the Trademark Maintenance and Registration Standards set out in the Brand Standards and at Licensee’s expense, conduct the following activities in the Territory with respect to the Brand Trademarks (including those covered by Future Core IP but excluding any Brand Name): (i) select and clear the Brand Trademarks, providing to Licensor or its designee contemporaneous clearance reports and legal opinions in the English language and advising Licensor or its designee when a cleared Brand Trademark may be submitted for registration (collectively, “Clearance Activities”), and (ii) take any and all reasonable actions to police and defend the Brand Trademarks, including issuing any cease and desist demand, filing and prosecuting any administrative action and/or taking legal action, against any infringer or misappropriator, or reasonably suspected infringer or misappropriator, of any of the Brand Trademarks (collectively, “Enforcement Activities”). Notwithstanding the foregoing, Licensor shall, in accordance with the Trademark Maintenance and Registration Standards set out in the Brand Standards and at Licensor’s expense, conduct the following activities in the Territory with respect to the Brand Trademarks (including those covered by Future Core IP and including any Brand Trademark containing a Brand Name): (a) review and, after consultation with Licensee, approve or disapprove any Brand Trademark prior to its use, and (b) in the name of Licensor or its designee, apply for, prosecute the application for, register and maintain the registration of, the Brand Trademarks (“Registration Activities”). In addition, Licensor shall, at Licensor’s expense: (x) conduct any and all Clearance Activities with respect to a Brand Trademark that is a Brand Name, (y) join any Enforcement Activities by Licensee under this Section 4.3.1 as necessary under Applicable Laws in the Territory to conduct such Enforcement Activities, and (z) have the right to monitor and participate in (and by written notice to Licensee, assume management or control of) any Clearance Activities and Enforcement Activities conducted by Licensee (or a part thereof, as decided by Licensor in its sole discretion). Licensee shall otherwise not engage in any Clearance Activities, Registration Activities or Enforcement Activities, or assist or be involved in any way with another’s Clearance Activities, Registration Activities or Enforcement Activities, except if and to the extent expressly requested or approved in advance in writing by Licensor to Licensee. To the extent that any trademark license agreements or registered user agreements indicating the right of Licensee or any Sublicensee to use the Brand Trademarks in the Territory, or any confirmation or documentation related thereto, are required to be registered or recorded with any Governmental Authority, Licensee shall promptly file such documentation as provided or approved by Licensor and be responsible for the associated costs.

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4.3.2.           Licensee shall provide Licensor written notice, as set out in the Brand Standards, of any Brand Trademarks constituting Future Core IP (including changes in color or font or the translation of any of the Brand Trademarks into the local language). Licensee expressly agrees that it shall not use, and shall not permit the Sublicensees to use, any Brand Trademark within the category of Future Core IP (including any such Brand Trademark that includes a Brand Name) until it is approved by Licensor according to the procedures set out in the Brand Standards. Licensee further agrees that it shall not, and shall cause its Affiliates and Sublicensees not to, modify any Brand Trademark that includes a Brand Name until such modification is approved by Licensor according to the procedures set out in the Brand Standards. Without limitation of the foregoing, Licensee further expressly acknowledges and agrees that Licensor shall have sole discretion whether or not to approve any newly created or modified Brand Trademark that includes a Brand Name.

4.4           Copyrights and Patents. Licensee acknowledges and agrees that, as between Licensee and its Affiliates and the Sublicensees, on the one hand, and Licensor and its Affiliates, on the other hand, Licensor and its Affiliates own all patents, patent applications, copyrights and other intellectual property and industrial property rights in and to all materials including or evidencing any Brand System IP.  Licensee shall use, and shall cause the Sublicensees to use, proper copyright, patent, and other proprietary notices in accordance with Applicable Laws in the Territory in connection with all such materials. The provisions in Section 4.3.1 regarding Enforcement Activities shall apply to all such Brand System IP materials, including the copyrights, patent rights, and other intellectual property and industrial property rights contained therein. To the extent it is customary and advisable, to register the copyrights and/or patent rights contained in the Brand System IP materials, Licensee shall have the right, at its expense and upon advance written notice to Licensor or its designee, to conduct Registration Activities for such copyrights and patents, acknowledging its agreement that such Registration Activities shall reflect, and shall not alter, the ownership rights set forth herein.

4.5           Protection. Without limiting Section 4.3.1, Licensee shall (and shall cause its Affiliates and the Sublicensees to) assist Licensor in the protection and defense of the Brand Trademarks and other Brand System IP, including preventing the use of the Brand Trademarks or other Brand System IP by any unauthorized persons, that in the sole judgment of Licensor may be necessary or desirable under any Applicable Law. Licensee shall promptly notify Licensor of any use or infringement of the Brand Trademarks or other Brand System IP of which Licensee or any of its Affiliates or the Sublicensees become aware or any challenge or claim arising out of the use of any Brand Trademark or other Brand System IP by Licensee or the Sublicensees. Except to the extent Licensee will conduct any Enforcement Activities in accordance with Section 4.3.1, Licensor shall control all Enforcement Activities and any litigation and other proceeding related to any challenge to Licensee’s or any Sublicensee’s use of the Brand Trademarks or other Brand System IP (specifically including all Enforcement Activities with respect to any Brand Name), or the use or ownership of any of the Brand Trademarks or other Brand System IP by Licensor or any of its Affiliates. Except to the extent Licensee controls any Enforcement Activities under Section 4.3.1, Licensor shall have the right to determine whether and what Enforcement Activities will be instituted, prosecuted or settled, the terms of settlement and whether any other action will be taken and may prosecute any claims or suits in its own name or join Licensee as a party thereto.  Licensee shall be responsible for the fees and expenses of any Enforcement Activities by Licensee under Section 4.3.1. Licensor shall be responsible for the fees and expenses with any Enforcement Activities under this Section 4.5, unless the challenge or claim results from misuse of the Brand Trademarks or other Brand System IP by Licensee or any Sublicensee in violation of this Agreement or any of the Sublicenses, in which case Licensee shall reimburse Licensor and the Brand Owners for their respective fees and expenses (including legal fees and expenses). Upon Licensor’s request, Licensee shall, and shall cause all of the Sublicensees to, promptly execute any summary or shortened agreement reflecting the licenses and rights under this Agreement, any confirmation of such licenses or rights, and any other document, and provide any other reasonable assistance to implement the provisions of this Agreement or as deemed necessary for compliance with Applicable Laws in the Territory, and to assist Licensor with any Registration Activities and any Enforcement Activities, all without compensation and without any right to any portion of amounts collected by Licensor in connection therewith, save and except that, in the event Licensor collects a monetary award, Licensor shall reimburse Licensee’s costs and expenses incurred in connection with such assistance, pro rata with Licensor’s costs and expenses, from such award. Licensee and its Affiliates and the Sublicensees shall not have any rights against Licensor or any of its Affiliates or for damages or other remedy by reason of the failure to prosecute any alleged infringements or imitations by others of any of the Brand Trademarks or for allegedly unauthorized third party use of any of the Brand System IP.

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4.6           Substitution. Licensor reserves the right to add to, change or modify the Brand System IP, including the right to substitute different Brand Trademarks at any time. Upon receipt of written notice from Licensor to add, change, modify or substitute any of the Brand System IP (including the Brand Trademarks), Licensee shall implement such changes, using its commercially reasonable efforts, and shall cause the Sublicensees to do the same. Licensee shall also have the same opportunity to discuss such changes or modifications with Licensor, as are set forth in the final sentence of Section 4.1.2.C.

5.           QUALITY ASSURANCE AND BRAND STANDARDS

5.1           Quality and Brand Standards. Licensee acknowledges the importance to the reputation and goodwill of the Brands of maintaining high standards of quality in connection with the conduct of the Brand Restaurant Businesses and the associated use of Brand System IP. For that reason, Licensee shall maintain, and shall cause the Sublicensees to maintain: (i) compliance with the Brand Standards, and (ii) a standard of quality that is at least as high as the standard of quality maintained in the Brand Restaurant Businesses up to and upon the Effective Date in the Territory with regard to the goods and services offered and sold under the Brand Trademarks, and in connection with the use of other Brand System IP in the Brand Restaurant Businesses. Licensee acknowledges that it is aware of this standard of quality and has experience with maintaining this standard of quality for the Brand Restaurant Businesses prior to, and up to, the Effective Date.

5.2           Monitoring Compliance with Brand Standards. From time to time (as further specified in the Brand Standards), Licensor shall have the right, directly or through its designated representatives, to visit, audit and review the Restaurants and the Brand Restaurant Businesses, including with reasonable advance written notice, market offices, shared services centers and logistics centers, as operated by Licensee and the Sublicensees, for compliance with this Agreement and the Brand Standards, including Brand Standards related to IP compliance, books and records, food safety processes and procedures and standards and governance protocols. To facilitate any such visit, audit or review, Licensee shall, and shall cause the Sublicensees to:

5.2.1.           Allow Licensor or its representatives, with reasonable advance written notice, to sample representative products and services of the Brand Restaurant Businesses in which the Brand Trademarks and other applicable Brand System IP are utilized;

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5.2.2.           Permit Licensor or its representatives, with reasonable advance written notice, to visit, audit or review, in addition to Restaurants, any training center, test kitchen, and other facilities of the Brand Restaurant Businesses for purposes of compliance with such of the Brand Standards as may apply thereto;

5.2.3.           Obtain permissions, consistent with Licensee’s own rights, for Licensor or its representatives to conduct quality control audits or reviews of all vendors and suppliers material to the supply chain supporting the Brand Restaurant Businesses; and

5.2.4.           Provide representative samples of the advertising and marketing materials using Brand Trademarks and any of the other Brand System IP in connection with the promotion of the Brand Restaurant Businesses in the prior twenty-four (24) months.

Upon written notice from Licensor, Licensee shall promptly remediate any non-compliance with the Brand Standards, and shall cause the Sublicensees to do the same. Licensee further agrees, in addition to the procedures set out in the Brand Standards, that: (a) if an audit (including a visit or review) results in Licensor’s discovery of substantial non-compliance with any of the Brand Standards, Licensor may, without limitation of any other remedy available to it, conduct a re-audit (including a visit or review) within a reasonable time following the initial audit in order to determine whether the deficiencies have been corrected, and Licensee shall reimburse Licensor for all reasonable costs incurred by Licensor in connection with any such re-audit.

5.3           Adaptation of Brand Standards. The Parties recognize and acknowledge the need to periodically update the Brand Standards to maintain the quality and contemporary look and feel of Brand Restaurant Businesses. Accordingly, Licensor shall review annually the Brand Standards, taking into account its inspections and the monitoring reports, as described in this Agreement. Following consultation with Licensee, Licensor may publish and implement modifications to the Brand Standards, all of which shall take into account Licensor’s use of the Brand System IP and associated Brand Standards in Brand Restaurant Businesses in regions other than the Territory, including the related costs, resources and standards in the industry. Following consultation with Licensee, Licensor may also prescribe an implementation schedule for any newly adopted and published Brand Standards, taking into account costs, resources, standards in the industry and conformity with Licensor’s use of the Brand System IP in Brand Restaurant Businesses in regions other than the Territory. Licensee may also give Licensor written notice of any proposed change to the Brand Standards that Licensee wishes Licensor to consider in order to adapt the Brand Standards to market conditions in the Territory. Licensor agrees to give good faith consideration to any such request, but Licensor shall have sole discretion whether to approve or disapprove (or approve with modifications) the proposed change. Licensee shall not implement any proposed change to the Brand Standards, and shall cause the Sublicensees not to implement any such change, unless and until Licensor has expressly approved the proposed change in writing. Unless otherwise agreed in writing by the Parties, Licensee and the Sublicensees shall bear the cost of compliance with existing Brand Standards and implementation of and compliance with any updated Brand Standards, which may include from time-to-time Brand Standards governing Restaurant assets, including requirements with respect to structural modifications and/or replacement of Restaurant furnishings, fixtures, and equipment.

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5.4           Annual Strategic Consultation. Annually, unless otherwise re-scheduled by agreement of the Parties, between September 1 and October 31, representatives of Licensor and Licensee, together with senior management personnel of Yum and SpinCo, shall meet in person to review the Brand Restaurant Businesses (but not other businesses owned or operated by Licensee or its Affiliates unrelated to Licensor and its Affiliates), including: (i) Licensee’s Annual Strategic Plan for the upcoming calendar year, (ii) any mutually beneficial opportunities to cross license some or all of each Party’s intellectual property not otherwise licensed under this Agreement, and (iii) any other subject that the Parties agree is relevant to their continuing relationship (“Annual Strategic Consultation”). Within the preceding parameters, Licensor and Licensee will mutually agree when each Annual Strategic Consultation will be held. Unless otherwise agreed by the Parties, the location of the Annual Strategic Consultations will be at Licensee’s headquarters in the Territory. Each Party will be responsible for any travel and living expenses incurred by its personnel attending such meetings. A reasonable period of time (not less than thirty (30) calendar days) prior to each Annual Strategic Consultation, Licensee shall provide a draft of Licensee’s Annual Strategic Plan for the upcoming year to Licensor so that the representatives of Licensor may adequately prepare for the meeting. Licensor agrees that all such Annual Strategic Plans are a part of Licensee’s Confidential Information and shall be treated as such in accordance with the terms of this Agreement.

6.           SUBLICENSES

6.1           Assignment or Restatement of Existing Sublicenses. Prior to the Effective Date, YumChina caused a number of license agreements to be granted to Sublicensees, whether in the form of trademark license agreements, franchise agreements and other similar documents, providing the Sublicensees with the rights to operate Restaurants (or one Restaurant) in the Territory utilizing the Brand System IP (the “Existing Sublicenses”). Licensor was a party to some or all of the Existing Sublicenses. Licensee represents and warrants that prior to the Effective Date, (a) Licensee entered into restated sublicenses, which sublicenses comply with the requirements for Future Sublicenses set forth in Section 6.2 and which became effective on the Effective Date (“Restated Sublicenses”), with each of its Affiliates that is a party to an Existing Sublicense for periods prior to the Effective Date (it being understood that references to Existing Sublicenses herein include references to Restated Sublicenses unless the context otherwise requires), and (b) Licensee used its best efforts to enter into a Restated Sublicense with each third party that is a party to an Existing Sublicense for periods prior to the Effective Date. For all Existing Sublicenses that were in effect as of the Effective Date and not represented by a Restated Sublicense (a “Non-Restated Sublicense”), Licensor assigned to Licensee all of Licensor’s rights (other than as to amounts owing to Licensor for periods prior to the Effective Date), and Licensee assumed all of Licensor’s obligations, under the Non-Restated Sublicenses (it being understood that references to Existing Sublicenses herein include references to Non-Restated Sublicenses unless the context otherwise requires). The Parties cooperated (and Licensee caused its Affiliates and, to the extent commercially reasonable, all third party Sublicensees to cooperate) in providing any required notice and in executing any documents and taking any other actions that were necessary or appropriate in connection with such assignments and assumptions.

6.1.1.           All Existing Sublicenses shall be subject to this Agreement and Licensee shall perform the duties and obligations set forth in this Agreement with respect to the Existing Sublicenses. Following the Effective Date, Licensee used and shall continue to use its best efforts to enter into a Restated Sublicense with each third party that is a party to a Non-Restated Sublicense.

6.1.2.           All royalty fees and other amounts payable to Licensor under the Existing Sublicenses which accrue from and after the Effective Date (the “Assigned Payments”) shall be the property of Licensee. Any Assigned Payments which come into Licensor’s possession shall be delivered promptly to Licensee, and Licensor agrees to forward to Licensee all original documentation supplied by any Sublicensees under the Existing Sublicenses relating to any taxes withheld by them from the Assigned Payments.

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6.1.3.           From and after the Effective Date, Licensee shall have the responsibility in the Territory for managing, administering, protecting and enforcing, in accordance with this Agreement, all Sublicenses.

For purposes of this Section 6.1, the term “Licensor” includes Licensor’s predecessor-in-interest, as applicable.

6.2           Grant of Future Sublicenses. Licensee shall be entitled to grant additional Sublicenses for the operation of Restaurants in the Territory during the Term from and after the Effective Date (“Future Sublicenses”); provided, that (i) any Future Sublicense must be evidenced by a written license agreement, franchise agreement or development agreement, the form of which must be approved by Licensor as provided in the last three (3) sentences of this Section 6.2; (ii) no Future Sublicense may reduce or otherwise affect Licensee’s obligations under this Agreement; and (iii) each Future Sublicense shall: (a) include representations and agreements to the effect that neither the Sublicensee nor any of its owners are, or will be, associated with a Competing Business during the term of the Sublicense and for a reasonable period of time following the expiration, termination or transfer of the Sublicense or any interest therein; that neither the Sublicensee nor any of its owners are, or will be, in violation of Section 7.1 of this Agreement (applied mutatis mutandis to the Sublicense); and that the Sublicensee and its owners will adhere to confidentiality provisions consistent with those in Section 9 of this Agreement; (b) include the obligation to pay the Advertising Assessment; (c) name Licensor a third party beneficiary of the Sublicense with an independent right (but without any obligation) to enforce the Sublicense in the event Licensee fails to do so; (d) grant Licensor an option (but without any obligation) to acquire and assume (directly or through a designee) Licensee’s rights and obligations under the Sublicense upon the expiration or termination of this Agreement or any related interest herein (including any related Brand license granted hereunder); (e) be assignable by Licensee without the Sublicensee’s consent; (f) contain provisions requiring that the Sublicensee and the Restaurants adhere to the Brand Standards; (g) include an immediate right of termination by Licensee upon a Sublicensee Change of Control or prohibited Transfer or a violation of any of the representations and agreements described in Section 6.2(iii)(a); and (h) include provisions regarding Licensor’s ownership of IP consistent with the provisions of this Agreement. Licensee shall submit to Licensor in advance of its use each form of Future Sublicense (together with a complete and accurate English translation thereof) and Licensor shall have the right to approve, in advance, each such form of Future Sublicense (such approval not to be unreasonably withheld, conditioned or delayed). Licensee shall not enter into any Future Sublicense that differs in any material respect from such pre-approved form of Future Sublicense. Licensee acknowledges and agrees that no such approval by Licensor shall constitute an assurance, representation or warranty of any kind, express or implied, that such agreements comply with Applicable Laws.

6.3           Licensee’s Obligations with Respect to the Sublicenses. Licensee shall:

6.3.1.           Recruit, screen and evaluate prospective Sublicensees for compliance with the minimum qualifications for Sublicensees operating under the Brands, as authorized from time to time by Licensor. At Licensor’s request, Licensee shall prepare and submit to Licensor, in the form and at the times required by Licensor, a written report regarding each prospective Sublicensee deemed to be qualified by Licensee and shall retain, and upon Licensor’s written demand produce for Licensor’s inspection, a copy of each Sublicense and all related documents.

6.3.2.           Fulfill its obligations under each Sublicense and cause each Sublicensee to operate its Restaurants in compliance with the Sublicense, this Agreement, the Brand Standards and Applicable Laws.

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6.3.3.           Monitor and enforce prompt and strict compliance by the Sublicensees with all duties and obligations under the Sublicenses. Such enforcement includes (i) delivering prompt written notice of default to any Sublicensee that is in material breach of its Sublicense; (ii) taking all commercially reasonable steps to ensure that the Sublicensee remedies the breach within the applicable cure period (if any); (iii) taking all action necessary to terminate the Sublicense of any Sublicensee that does not remedy the breach; and (iv) initiating and prosecuting (at Licensee’s expense) any legal proceedings necessary to achieve full compliance. Licensee’s failure to perform in a diligent or timely manner any material obligation owed to its Sublicensees or to take such action as may, in the reasonable judgment of Licensor, be necessary to ensure material compliance with the Sublicenses will constitute a material breach of this Agreement.

6.3.4.           In addition to the reporting requirements set forth in the Brand Standards, within fifteen (15) Business Days from the end of each quarter, Licensee shall notify Licensor, in writing, of: (i) the execution of each Sublicense; (ii) the opening of each Restaurant under a Sublicense; and (iii) any Sublicensee or Restaurant that ceases to do business for any reason. Licensee also shall promptly provide Licensor such additional information as Licensor may request regarding the Sublicensees, Sublicenses and Restaurants to enable Licensor to reasonably determine that Restaurant operations are being conducted in accordance with the Sublicense, this Agreement, Brand Standards and Applicable Laws. The Parties agree to cooperate in good faith to establish the formats for pro forma documents that set forth the information that will be shared for the purpose of reporting and other disclosures between the Parties.

6.3.5.           Without limitation of Licensee’s obligations under Section 7, comply with all Applicable Laws relating to the sublicensing of the Brand Trademarks and other Brand System IP, promoting or soliciting the sale of Sublicenses, offering and selling Sublicenses, and terminating or failing to renew any of the Sublicenses; prepare and timely file (if required) any and all documents required to comply with Applicable Laws; and timely obtain at its own cost any and all approvals and/or registrations necessary for the full and proper conduct of the Brand Restaurant Businesses. At Licensor’s request, Licensee shall provide to Licensor, at Licensee’s expense, copies of all governmental approvals, registrations, or filings required by Applicable Laws (“Governmental Approvals”) and/or other approvals and registrations obtained pursuant to this Section 6.3.5.

6.4           Release and Covenant Not to Sue. Licensee, for itself and on behalf of all other Licensee Releasing Parties, hereby irrevocably and unconditionally releases, acquits and forever discharges the Licensor Released Parties, from all actions, causes of action, suits, debts, liens, obligations, promises, liabilities, claims, rights, demands, damages, controversies, losses, costs, and expenses (including attorneys’ fees and costs actually incurred), known or unknown, suspected or unsuspected, fixed or contingent, which they now have, own, hold, claim to have, claim to own, or claim to hold, or at any time heretofore had, owned, held, claimed to have, claimed to own, or claimed to hold against each or any of the Licensor Released Parties arising out of or related to the Sublicenses or the performance thereof or conduct thereunder prior to the Effective Date, and Licensee’s obligations to administer the Sublicenses under this Agreement.

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7.           LEGAL COMPLIANCE

7.1           Compliance with Applicable Laws. Licensee shall comply with all Applicable Laws in connection with the performance of its obligations under this Agreement, including the operation of the Brand Restaurant Businesses. For purposes of this Agreement, the term “Applicable Laws” shall mean all applicable common law and all applicable statutes, laws, rules, regulations, ordinances, guidelines, standards, policies and procedures established by any Governmental Authority, including those governing the development, construction, operation and/or promotion of the Restaurants and the safety of the food and other products offered and sold at and from the Restaurants, as in effect on the Effective Date and as may be enacted, modified or amended from time to time thereafter. Licensee shall also require its Sublicensees, through provisions in the Sublicenses and regular monitoring activities, to comply with all Applicable Laws in the development and operation of the Restaurants and accompanying use of the Brand System IP. Without limitation of the foregoing, Licensee shall, and shall cause its Affiliates to:

7.1.1.           Comply with all Applicable Laws and any multilateral international conventions against corrupt business practices or money laundering or relating to anti-bribery and anti-corruption, as they may be amended from time to time, including the Foreign Corrupt Practices Act (15 U.S.C. §78dd-2) and any successor statute; and, without limiting the generality of the foregoing, not offer, promise or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this Agreement, any Sublicense, any Restaurant, or any of the Brand Restaurant Businesses, while knowing or having reason to know that any portion of this money, gift or thing will, directly or indirectly, be given, offered or promised to: (a) an employee, officer or other person acting in an official capacity for any government or its instrumentality; or (b) any political party, party official or candidate for political office.

7.1.2.           Comply with, and assist Licensor and Licensor’s Affiliates in their efforts to comply with, all Anti-Terrorism Laws. Licensee certifies, represents, warrants and agrees that: (a) neither Licensee nor any of its Affiliates nor anyone associated with them is included in any of the Lists; (b) Licensee shall not hire or permit any of its Affiliates to hire (or, if already employed, retain) any individual included in any of the Lists; (c) Licensee has no knowledge or information that it, any of its Affiliates, any of their respective management personnel, or anyone associated with any of them has engaged, are engaged or intends to engage in terrorist activities; and (d) neither the property nor interests of Licensee or any of its Affiliates are subject to being “blocked” under any of the Anti-Terrorism Laws.

7.1.3.           Execute from time to time, as requested by Licensor, all documentation reasonably required by Licensor to evidence compliance with this Section 7.1.

7.2           Notice Requirements. Licensee shall notify Licensor in writing of any breach of Section 7.1 promptly upon learning of any such breach. In addition, Licensee shall immediately notify Licensor in writing following knowledge of the commencement of any action, suit or proceeding or of the issuance of any order, writ, injunction, award or decree of any court or other Governmental Authority, which may, or does, materially and adversely affect the operation or financial condition of any of the Brand Restaurant Businesses or any of the Restaurants.

8.           RECORDKEEPING AND REPORTING

8.1           Books and Records. Licensee shall maintain, in a form suitable for prompt audit or review by Licensor, complete and accurate books of account and records regarding the operation of the Brand Restaurant Businesses and shall cause all of the Sublicensees to do the same with respect to all Restaurants operated by them. Such books and records shall conform to the requirements, and shall be maintained for the period, set forth in the Brand Standards.

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8.2           Reports. In addition to any other reports required under this Agreement, Licensee shall submit to Licensor or its representatives, at Licensee’s expense, all reports (including reports of Gross Revenue and information reasonably deemed necessary by Licensor to determine the success of the Brand Restaurant Businesses or Licensee’s marketing efforts, such as total Restaurant development or customer or transaction counts for the Restaurants) and financial information required by the Brand Standards, at the time and in the form and manner set forth in the Brand Standards. Notwithstanding anything to the contrary herein, (a) Licensee acknowledges that Yum’s securities are publicly owned and, accordingly, that Licensor and Yum may disclose the information included in any report or information (or otherwise obtained by Licensor in connection herewith) required by Applicable Law or the rules of any applicable stock exchange and (b) Licensee agrees that Licensor may use any such information for any valid business purpose, subject to the provisions of Article 9 and the foregoing clause (a).

8.3           Audits. Upon reasonable notice and during normal business hours, Licensor or its representatives may conduct an audit or review (and may make copies) of the books and records of the Brand Restaurant Businesses and of any Restaurant. Licensee shall cooperate, and shall require the Sublicensees to cooperate, fully with Licensor in any such audit or review, including reasonable sharing of translation costs. If an audit or review reveals that Licensee has understated Gross Revenue, then Licensee shall pay Licensor any amount due on the understated Gross Revenue, plus interest at the rate set forth in Section 3.4.1 on any overdue amount from the date payment was due until paid in full. In addition, if an audit or review reveals that Gross Revenue was understated by two percent (2%) or more, then Licensee shall reimburse Licensor for all costs and expenses incurred by Licensor in connection with the audit or review, including a reasonable allocation for any use of Licensor’s internal audit resources. Licensor’s receipt and acceptance of any financial statement or report furnished and/or any royalties paid by Licensee shall not preclude Licensor from questioning the correctness thereof at any time. The remedies in this Section 8.3 shall be in addition to any other remedies available to Licensor under this Agreement or Applicable Laws.

9.           CONFIDENTIALITY

9.1           Restrictions on Use of Confidential Information. Each Party acknowledges that the unauthorized use, publication or disclosure of the other Party’s Confidential Information may cause incalculable and irreparable injury to the other Party. Accordingly, each Party agrees to use all commercially reasonable efforts to keep the other Party’s Confidential Information confidential and (except as authorized by this Agreement) not to, directly or indirectly, at any time during or after the Term publish, disclose, use or permit the use of (other than as contemplated in this Agreement) the other Party’s Confidential Information, in whole or in part, or otherwise make the other Party’s Confidential Information available to any unauthorized person without the other Party’s prior written consent, which may be granted or withheld by such other Party in its sole and absolute discretion. Disclosure of Confidential Information in response to a valid order by a court or Governmental Authority which seeks to compel the production of Confidential Information, or as otherwise required by Applicable Law or the rules of any internationally recognized stock exchange on which the securities of Yum or SpinCo are traded, shall not be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, that the Party required to make any such disclosure shall provide prompt written notice to the other Party to enable the other Party to seek a protective order or otherwise prevent such disclosure.

9.1.1.           Each Party shall grant its employees and representatives access to the other Party’s Confidential Information only to the extent such employees and representatives need-to-know the Confidential Information in order to discharge the Party’s obligations or exercise the Party’s rights under this Agreement, and shall, to the extent permitted by Applicable Law, prohibit its employees and representatives from communicating, divulging, or using the other Party’s Confidential Information, except as may be required by Applicable Law or authorized by this Agreement.

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9.1.2.           If a Party has any reason to believe that a violation of its confidentiality obligations set forth herein has occurred, that Party shall promptly notify the other Party and shall cooperate, at its expense, with the other Party in any action or proceeding deemed necessary or reasonably advisable by the other Party to protect itself against infringement or other unlawful use, including the prosecution of any lawsuit.

10.           NON-COMPETITION

10.1           In-Term Exclusive Relationship. Licensee acknowledges that Licensor has entered into this Agreement in consideration of and in reliance upon Licensee’s agreement, subject to the limitations set forth in this Section 10.1, to deal exclusively with Licensor during the Term in connection with the offer and sale of the categories of food products represented by the Brands. Licensee therefore agrees that, without Licensor’s prior written consent, during the Term Licensee shall not, and shall cause its Affiliates not to, directly or indirectly, Engage in any Competing Business located or operating anywhere within (i) the Territory, or (ii) any other country, province, state or other geographic area in which Licensor or any of its Affiliates (a) have used or registered any of the Brand Trademarks (or similar trademarks) or (b) operate or license others to operate under the Brand Trademarks (or similar trademarks).

10.2           Post-Term Restriction on Competition. In order to protect the goodwill and other business interests of Licensor and its Affiliates, Licensee also agrees that for a period of twelve (12) months following the expiration, termination or transfer by Licensee of this Agreement, and for a period of twelve (12) months following the expiration, termination or transfer by Licensee of any interest herein (including any Brand license granted hereunder), Licensee shall not, and shall cause its Affiliates not to, directly or indirectly, Engage in any Competing Business located or operating anywhere within (i) the Territory, or (ii) within a ten (10) mile radius of any Restaurant operating under any Brand (in the case of expiration, termination or transfer of this Agreement) or the applicable Brand (in the case of expiration, termination or transfer of an interest herein) in existence at the time of such expiration, termination, or transfer.

10.3           Ancillary Agreements. Licensee further agrees that:

10.3.1.           The covenants in Sections 10.1 and 10.2 contain reasonable limitations as to time, geographical area, and scope of activity to be restrained and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Licensor and its Affiliates.

10.3.2.           The covenants in Sections 10.1 and 10.2 will be construed as independent of any other covenant or provision of this Agreement and the existence of any claims Licensee may have against Licensor or any of its Affiliates, whether or not arising from this Agreement, will not constitute a defense to the enforcement by Licensor of such covenants.

10.3.3.           If all or any portion of a covenant in Section 10.1 or Section 10.2 is held unreasonable or unenforceable by a court, arbitrator or agency having valid jurisdiction in an unappealed final decision to which Licensor is a party, (a) Licensee and Licensee’s Affiliates shall be bound by any lesser covenant (including any lesser time period) subsumed within the terms of such covenant that imposes the maximum duty permitted by Applicable Laws, as if the resulting covenant were separately stated in and made a part of this Agreement, and (b) such decision shall not affect the application of the covenants in any jurisdiction to which such decision does not expressly apply. In addition, Licensor has the right, in Licensor’s sole discretion, to reduce the scope of any obligation set forth in Section 10.1 or Section 10.2 without Licensee’s consent, effective immediately upon notice to Licensee and Licensee shall comply, and shall cause Licensee’s Affiliates to comply, with any obligations as so modified.

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11.           INDEMNIFICATION AND INSURANCE

11.1          Indemnity. Licensee shall indemnify, defend, and hold harmless Licensor, its Affiliates (including the Brand Owners), their respective officers, directors, owners, employees, agents, successors, and assigns, and each of them, in their corporate and individual capacities (collectively, the “Indemnitees”) from any and all losses, expenses, liabilities and damages any of them may suffer or incur, including reasonable attorneys’ fees, as a result of any third party claims, demands, costs, awards or judgments of any kind or nature, and subject to any cause or any concurrent or contributing fault or negligence of any Indemnitee, arising out of or otherwise connected with:

(i)            any of the Sublicenses;

(ii)           the ownership, development, construction, maintenance, operation or promotion of Restaurants or the Brand Restaurant Businesses in the Territory;

(iii)          any act of omission or commission by YumChina, Licensee, any of Licensee’s Affiliates, any of the Sublicensees, or any of their respective officers, directors, employees, or agents before and after the Effective Date, including any act of omission or commission in connection with the ownership, maintenance, administration, protection and enforcement of the Brand System IP or intellectual property of any kind developed by Licensee or any of its Affiliates or any of the Sublicensees in the Territory on behalf of Licensee, Licensor or any of their respective Affiliates (and, for the avoidance of doubt, such act of omission or commission shall include any act of omission or commission relating to Licensee’s obligation to promptly cause its Affiliates and the Sublicensees and, to the extent commercially reasonable, its contractors and other third parties, to do all acts and execute and deliver to Licensor any and all such documentation required in order to evidence, secure or perfect the vesting in Licensor of all rights, title and interest in and to the Brand System IP or Future Core IP pursuant to Sections 4.1 and 4.1.3);

(iv)          any demands or claims by third parties with respect to the use, licensing or sublicensing of the Brand System IP in the Territory, whether such demands or claims relate to the use, licensing or sublicensing of such Brand System IP before or after the Effective Date, excluding demands or claims arising out of or connected with Licensor’s acts or omissions pursuant to Sections 4.3.1 and 4.5 with respect to Brand Trademarks that include a Brand Name; and

(v)           any breach of any representation or warranty by Licensee under this Agreement.

Licensee’s obligation to indemnify and the right of the Indemnitees to indemnification under this Section 11.1 shall survive the assignment, transfer, termination or expiration of this Agreement or any interest herein.

11.1.1.           Licensee shall promptly undertake the defense of any legal action related to any of the matters described in Section 11.1, and shall retain, and notify Licensor not less than forty-eight (48) hours prior to retaining, reputable, competent and experienced counsel to represent the interests of any Indemnitee. Licensor shall have the right to approve any counsel engaged to represent the interests of any Indemnitee but shall not unreasonably withhold, condition or delay that approval. If Licensee or any of its Affiliates and the Indemnitees (or any one of them) are named as co-defendants, and there is a conflict of interest between them such that they cannot be represented by common counsel, then the Indemnitees may retain separate counsel at Licensee’s expense and Licensee shall promptly reimburse the Indemnitees for all reasonable costs and attorneys’ fees incurred upon request and as they are incurred. The Indemnitees also shall have the right to obtain separate counsel at their own expense, and shall have the right to participate in the defense of the action and any discussions regarding compromise or settlement. No Indemnitee shall be required to seek recovery from any litigant or any other third party to recover its indemnified losses, expenses and other amounts.

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11.1.2.           Licensee shall not settle or compromise any legal action in which Licensor or any other Indemnitee is a defendant without the prior written consent of Licensor, which consent Licensor may grant or withhold in its sole discretion.

11.2           Insurance. In addition to the obligations set forth in Section 11.1, at all times during the Term, Licensee shall keep in effect the minimum types and amounts of insurance required by the Brand Standards, all of which shall satisfy the requirements set forth in the Brand Standards. Licensee shall provide Licensor evidence of such coverage at the times and in the manner set forth in the Brand Standards. Licensee acknowledges that the insurance coverage required by the Brand Standards does not necessarily represent all possible insurable risks or amounts of loss that may arise out of Licensee’s operation of the Brand Restaurant Businesses, and it is Licensee’s responsibility to obtain any other or additional insurance in connection with the operation of the Brand Restaurant Businesses as Licensee determines to be appropriate.

12.           ASSIGNMENT

12.1           By Licensor. Licensor and any of its Affiliates may Transfer to any person or entity, without Licensee’s consent: (i) this Agreement, (ii) all or any part of Licensor’s rights or obligations under this Agreement (including any Brand license granted hereunder), and (iii) with respect to any or all of the Brands, their rights in and to the assets of the Brand(s), including any Brand System IP and/or Brand Business IP; provided, that in all cases Licensee’s rights and obligations as set forth in this Agreement shall remain in full force and effect following any such Transfer and, as necessary, will be evidenced by a separate agreement on the same terms and conditions as are in this Agreement. Without limiting the foregoing, Licensor and any of its Affiliates may offer their securities privately or publicly; may merge with and acquire, or be acquired by, other persons or entities; and may undertake refinancings, recapitalizations, leveraged buyouts or other economic or financial restructurings. The transferee or assignee shall be solely responsible for the obligations of Licensor arising after the effective date of any such Transfer and Licensor shall be released from any obligations under this Agreement related to the subject of the Transfer that accrue after such date. Licensee agrees promptly to execute any documents reasonably required in connection with any such Transfer. Licensor shall provide advance written notice to Licensee of any such Transfer, as and when such notice is permitted under any applicable legal and contractual restrictions by which Licensor may be bound and, to the extent reasonably possible and permitted by Applicable Laws and any binding commitments imposed by the proposed acquirer, will consult with Licensee in advance regarding any proposed Transfer of any of the Brands if the acquirer is a Competing Business as to the Brand which is the subject of the Transfer.

12.2           By Licensee. Except for Licensee’s right to sublicense the use of the Brand System IP to Sublicensees in accordance with this Agreement, Licensee shall not Transfer any interest in, or rights or obligations under, this Agreement or any Sublicense without Licensor’s prior written consent, nor shall Licensee Transfer to any Competitor any Future Brand Business IP used solely in the development or operation of the Restaurants. Licensor may impose any reasonable condition to the granting of its consent to such a Transfer, and in no event shall Licensor be required to consent to such a Transfer if such conditions are not met. Licensee shall notify Licensor in writing prior to any proposed Transfer of any interest in, or rights or obligations under, this Agreement or any Sublicense and shall provide such information related thereto as Licensor may require. Any such purported Transfer occurring by operation of law or otherwise without Licensor’s prior written consent shall constitute a material breach of this Agreement. Any consent by Licensor to such a Transfer shall be without prejudice to Licensor’s rights against Licensee, or to any right or remedy to which Licensor is entitled by reason of any breach or default that occurred before the Transfer. Without limiting the foregoing, it is expressly agreed that Licensor’s consent to such a Transfer shall not waive (i) any payment or other obligation owed by Licensee to Licensor under this Agreement before the Transfer; or (ii) Licensee’s duty of indemnification and defense as set forth in Section 11.1, whether before or after such Transfer; or (iii) Licensee’s obligation to obtain Licensor’s consent to any subsequent Transfer.

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13.           TERM AND RENEWAL

13.1           Initial Term. This Agreement and each Brand license granted hereunder will become effective on the Effective Date, and, unless sooner terminated as provided in this Agreement, will expire on the fiftieth (50th) anniversary of the Effective Date (the “Initial Term”).

13.2           Renewal. Following the expiration of the Initial Term and each subsequent Renewal Term and provided that Licensee is then in Good Standing, this Agreement and each Brand license granted hereunder shall automatically be renewed for additional consecutive successive renewal terms of fifty (50) years each (each, a “Renewal Term”), unless Licensee gives written notice of its intent not to renew not less than thirty-six (36) months or more than sixty (60) months before the end of the then-current Term.

14.           BREACH

14.1           Breach of Agreement. A material breach shall be, as determined by Licensor, in its sole discretion, any failure by Licensee to comply with any term or condition in this Agreement where, due to such failure, there is an actual, likely or imminent and material harm to any of the Brands, the Brand System IP or the financial or other material benefits or rights of Licensor hereunder. For purposes of clarity, a material breach shall include, though shall not be limited to, any of the events listed in Sections 14.1.1 through 14.1.6. Upon the occurrence of a material breach by Licensee under this Agreement, Licensor may issue to Licensee a written notice of breach identifying the then-known circumstances giving rise to the breach. To the extent that Licensor determines in its sole discretion that the applicable breach is curable (i.e., capable of correction within the time periods set forth in this Agreement or the relevant notice of breach), then Licensor shall provide Licensee an opportunity to cure. Breaches referred to in Sections 14.1.1 through 14.1.4 are non-curable. Breaches referred to in Section 14.1.5 may be curable or non-curable as determined by Licensor depending on the circumstances. The following events shall be deemed a material breach:

14.1.1.           Dissolution or Liquidation. If either Licensee or SpinCo is dissolved or liquidated.

14.1.2.           Insolvency and Bankruptcy. To the extent permitted by Applicable Law, if either Licensee or SpinCo becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition or an involuntary petition is filed and is not dismissed within sixty (60) days) under any bankruptcy, insolvency, or similar law, and Licensee cannot prove that such bankruptcy or insolvency has no material adverse effect on Licensee’s operation of the Brand Restaurant Businesses or Licensor or any of Licensor’s Affiliates or any of the Sublicensees.

14.1.3.           Unauthorized Assignment. If there is a breach of Section 12.2.

14.1.4.           Change of Control. If Licensee or SpinCo permits or undergoes a Change of Control of Licensee or SpinCo.

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14.1.5.           Breaches That May be Curable or Non-Curable. Licensor may determine in its sole discretion that any breach in Sections 14.1.5.A. though G. is curable or non-curable.

A.           Criminal Conviction/Adverse Publicity. If Licensee or any of its Affiliates or any of their respective principal officers is convicted of a felony or other similar crime or offense or engages in a pattern or practice of acts or conduct that, as a result of the attendant adverse publicity, is likely to have or has had a material adverse effect on the Restaurants, any of the Brand Restaurant Businesses, any of the Brand System IP, including any of the Brand Trademarks, or the reputation of any of the Brands, Licensor or any of the Brand Owners;

B.           Unauthorized Disclosure of Confidential Information; Violation of Non-Compete. If Licensee or any of its Affiliates, or any officer, director, employee, or agent of Licensee or any of its Affiliates, discloses, or causes or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Confidential Information in breach of this Agreement, or if Licensee or any Affiliate of Licensee breaches any covenant against competition set forth in Section 10.1;

C.           Failure to Comply with Brand Standards or Enforce the Sublicenses. Without limiting Licensor’s rights under Section 14.1.5.E., if Licensee or any of the Sublicensees fails to comply with any of the Brand Standards or if Licensee fails to enforce any of the Sublicenses and such failure has, or is reasonably expected to have, a material adverse effect on any of the Brand Restaurant Businesses, any of the Brand Trademarks or other Brand System IP, or the reputation of the Brands, Licensor or any of the Brand Owners;

D.           Loss of Rights in Brand System IP. If Licensee, directly or through the Sublicensees, takes any action that causes, or fails to take any action and such failure causes, or in either case is reasonably likely to cause, in whole or in part, the loss, or imminent loss, of a Brand Owner’s ownership rights in all or any part of the Brand System IP that is material to the conduct of the Brand Restaurant Businesses or the operation of the Restaurants (including any Brand Trademark that includes a Brand Name) and which Licensor has not approved in writing;

E.           Threat or Danger to Public Health or Safety. If Licensee or any of the Sublicensees fails to adhere to the Brand Standards, Applicable Laws, or other generally accepted public health and safety standards, and such failure causes, or is reasonably likely to cause, in whole or in part, a threat or danger, or imminent threat or danger, to public health or safety, then, in addition to Licensor’s rights as set forth in this Section 14 and without prejudice to the remedies set forth in Section 15, in the event of such breach and upon written notice from Licensor, which Licensor may give Licensee in its sole discretion, Licensee shall, and shall cause the Sublicensees to, immediately close any affected Restaurant(s), and shall not reopen, or permit the Sublicensees to reopen, such Restaurant(s) until the threat or danger is remedied. The Parties agree that operation of the Restaurants and the Brand Restaurant Businesses without endangering the public health or safety is the sole responsibility of Licensee. Licensor does not assume and shall not have any responsibility or obligation therefor by reserving or exercising the rights granted to Licensor hereunder;

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F.           Failure to Meet Sales Growth Metric. If, consistent with Section 2.1.3, two (2) consecutive SGM Breaches occur (in which case, the Parties rights and remedies shall be subject to the terms set forth in Section 2.1.3); and

G.           Failure to Meet the Taco Bell Brand Development Initiative. If Licensor and Licensee fail to execute and deliver the Taco Bell Plan (as defined in Exhibit A-1) on or before the last day of the Planning Period or, following execution of the Taco Bell Plan, there is a Taco Bell Failure Event (as set forth in Exhibit A-1); provided that in each case of the foregoing, Licensor’s remedy shall be limited to the remedy set forth in Exhibit A-1).

14.1.6.           Financial Breach.

A.           Failure to Pay Amounts Owed. If Licensee or any of its Affiliates fails to pay any amounts due under this Agreement to Licensor or any of its Affiliates in whole or in part and when such payment becomes due and payable (“Payment Default”), then Licensor may issue a notice of breach to Licensee with respect to such Payment Default. Licensee shall have twenty (20) Business Days following notice of breach to cure the failure to pay.

B.           Chronic Late Payment or Underpayment. Without limiting Licensor’s other remedies hereunder for any Payment Default, (a) if Licensee fails to make any payment when required under this Agreement (including any applicable Grace Period) (“Late Payment”) (excluding any Late Payment attributable solely to the application of Chinese foreign exchange controls outside Licensee’s control) on three (3) or more occasions during any twenty-four (24) month period, or (b) if any payment made is less than 90% of the amount due (“Underpayment”) on more than one occasion during any twenty-four (24) month period and Licensee fails to comply with Section 14.1.6.C., Licensor may:

(i)           Exercise any of the remedies set forth in Section 15 in its sole discretion, including terminating this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee, regardless of whether Licensee cured the relevant Late Payments or Underpayment. Should Licensor elect to terminate this Agreement as a result of a Payment Default, all amounts payable under this Agreement then owed and outstanding, together with accrued interest thereon, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Licensee; or

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(ii)           Upon written notice to Licensee, require Licensee to establish and provide to Licensor an irrevocable standby letter of credit in favor of Licensor and in the form required by Licensor (the “Letter of Credit”) from a financial institution accepted and approved by Licensor in its sole discretion (“Bank”) in the minimum amount of projected fees due and owing for the upcoming twenty-four (24) months (the “Secured Amount”).  Evidence of the establishment of the Letter of Credit must be provided to Licensor within ten (10) days following the date of Licensor’s written notice to Licensee of the requirement to obtain the Letter of Credit.  The term of the Letter of Credit shall be for a period of five (5) years, unless Licensor otherwise agrees in writing to a shorter term, subject to Licensor’s right to require an extension of such term in its reasonable discretion. Licensor shall be permitted to draw upon the Letter of Credit at any time and from time to time during the Term in the event of a Payment Default lasting ten (10) Business Days after Licensor issues a demand for payment to Licensee and by Licensor submitting to the Bank a dated statement signed by a duly authorized representative or officer of Licensor certifying that Licensee is in default of its payment obligations to Licensor under this Agreement in the amount then-owed as of the date of such statement.  In the event the Letter of Credit is ever drawn upon by Licensor, Licensee shall replenish the amount of such Letter of Credit immediately, so that amount of the Letter of Credit is at all times no less than the Secured Amount.

C.           Good Faith Disputes Regarding Amounts Due. If Licensee, in good faith, disputes any amounts due and payable to Licensor or any of its Affiliates then, on the due date, Licensee shall (i) pay the entire amount owed to Licensor or its Affiliate (without regard to such dispute), and (ii) submit to Licensor a written statement identifying in reasonable detail the basis for the dispute (“Payment Dispute Notice”). If it is finally determined in accordance with this Section 14.1.6.C. and Section 17.3. that Licensee is entitled to all or any portion of the disputed amount, Licensor shall refund such amount within ten (10) Business Days following such final determination. The Parties shall promptly attempt to resolve the dispute and failing resolution within thirty (30) days following the earlier of Licensee’s Payment Dispute Notice or Licensor’s notice of breach, either Party may submit the dispute directly to arbitration pursuant to Section 17.3; provided, that the arbitration shall be limited to a determination of whether the disputed amount is owed, and the arbitration panel shall consist of one (1) accounting professional designated by Licensor, one (1) accounting professional designated by Licensee, and one (1) arbitrator experienced in resolving payment disputes that is appointed by CPR. If the arbitration panel determines that any or all of the disputed amount is owed to Licensor or any of its Affiliates, then Licensee shall pay the disputed amount determined to be owed, to the extent not previously paid to Licensor (and any past due interest owed thereon) within ten (10) Business Days following the panel’s determination and Licensor shall retain any such disputed amount previously paid to it. If the disputed amount previously paid by Licensee to Licensor exceeds the amount determined by the arbitration panel to be owed to Licensor, such excess shall be repaid by Licensor to Licensee. If the arbitration panel determines that none of the disputed amount is owed to Licensor or its Affiliates, then Licensee shall not be required to pay the disputed amount and the disputed amount previously paid by Licensee to Licensor shall be repaid by Licensor to Licensee. If Licensee fails to cure a Payment Default, Licensor may exercise any of the remedies set forth in Section 15.

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14.2           Licensee’s Right to Request Early Termination of Brand License. Licensee may request an early termination of the license for a particular Brand if Gross Revenue for that Brand has declined for each year during any five (5) consecutive year period during the Term, and Licensee can demonstrate with evidence satisfactory to Licensor that such decline was proximately caused by Licensor’s willful failure to maintain that Brand outside of the Territory, which willful failure results in material, irreparable damage to that Brand in the Territory, or was proximately caused by a materially adverse change in the Applicable Laws. Licensee must make such request for early termination and provide such evidence in writing to Licensor within ninety (90) days following any such five (5) consecutive year period of Gross Revenue declines for the affected Brand. Licensor shall consider this request for early termination in good faith. Any early termination pursuant this Section 14.2 shall be subject to Licensee’s obligations under Section 16.1.1 through Section 16.1.6.

15.           ADDITIONAL REMEDIES

15.1           Acknowledgments Regarding Breach, Default, and Remedies Provisions. The Parties acknowledge the importance of the relationship between Licensor and Licensee and the difficulties and complexities associated with unwinding that relationship in the event this Agreement should be terminated. In recognition of the foregoing, the Parties further acknowledge and agree that the provisions related to breaches, defaults and remedies under this Agreement, including Sections 14 and 15, were written in a manner intended to both protect Licensor’s interests in the Brands and the Brand System IP and to preserve the relationship between Licensor and Licensee for the Term, by, among other things, affording Licensor a variety of remedies commensurate with the nature, scope, and severity of a particular breach or default and permitting Licensor to elect alternative remedies to termination in the event of a breach or default by Licensee. However, the Parties expressly acknowledge and agree that certain breaches and defaults may be so severe that Licensor has no reasonable alternative other than to terminate the entire relationship between the Parties, and that it is the Parties’ express intent that Licensor be afforded such discretion.

15.2           Defaults. Licensor shall be entitled to give notice of default to Licensee, which shall give rise to the remedies set forth in this Section 15, upon the occurrence of any of the following: (i) any breach by Licensee listed in Sections 14.1.1 through 14.1.4 (as such events are non-curable by their nature); (ii) Licensee’s failure to cure a material breach within the cure period as set forth in the notice of breach; or (iii) Licensor’s determination, prior to the expiration of the applicable cure period, that there exists reasonable evidence that Licensee does not intend to cure, or is unable to cure, the material breach identified in the notice of breach. Any notice of breach with respect to a curable breach shall set forth an applicable cure period that is reasonably tailored to the applicable breach, provided that the cure period for any SGM Breach shall be at least one (1) year and in the event that a notice of breach fails to specify a cure period, then the cure period shall be thirty (30) days unless otherwise set forth in this Agreement (for example, as in Section 14.1.6 pertaining to Payment Defaults).

15.3           Brand Specific Enforcement. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, Licensor may exercise the rights set forth in Section 14.1 and the remedies set forth in this Section 15 as to one or more, but fewer than all, of the Brand licenses. This includes and for illustration purposes only, the right of Licensor to terminate Licensee’s right to operate a particular Brand Restaurant Business for a single Brand, in which event, Licensee would be permitted and required, following the termination, to continue operating the Brand Restaurant Business(es) for the remaining Brand(s) in accordance with the terms and conditions of this Agreement.  Licensee expressly acknowledges and agrees that Licensee’s obligation to pay the royalty fees and other amounts due for the remaining Brand(s) under this Agreement shall not be relieved, limited, or otherwise modified as a result of the expiration and non-renewal or termination of one or more, but fewer than all, of the Brand licenses.

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15.4           Available Remedies. Upon Licensor giving Licensee a notice of default under Section 15.2, Licensor may, in its sole discretion, terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee. Licensor may also, in its sole discretion, exercise any one or more of the following additional remedies:

15.4.1.           Institute any and all proceedings permitted by Applicable Laws or in equity with respect to such default, including actions for injunctive and/or declaratory relief (including specific performance) and/or damages;

15.4.2.           Suspend or limit Licensee’s rights to develop any Restaurant or grant any Sublicenses as determined by Licensor its sole discretion until the default is cured;

15.4.3.           Prohibit any Restaurant from opening or operating until the default is cured;

15.4.4.           Eliminate or modify the exclusivity granted in Section 2.2 and immediately conduct and further develop the Brand Restaurant Businesses in the Territory or license one or more third parties to do so;

15.4.5.           (i) Purchase from Licensee and its Affiliates (which purchase right shall be transferable) the Brand Restaurant Businesses, or any of them, at fair market value, less any damages to Licensor and its Affiliates resulting from Licensee’s default and (ii) in connection with such purchase, at Licensor’s option and for no additional consideration, require the assignment by Licensee to Licensor (or its designee) of all rights of Licensee under any or all Sublicenses then in effect, in which case Licensor (or its designee) shall assume all obligations of Licensee arising thereunder after such assignment and Licensee shall promptly terminate and enforce the termination of all Sublicenses which Licensor elects not to acquire (collectively, the “Licensor Purchase Right”). Licensor and Licensee will attempt in good faith to agree on the purchase price under subsection 15.4.5(i) and terms and procedures for the exercise of Licensor’s rights hereunder, but if they are unable to agree within a reasonable period of time (not to exceed sixty (60) days), the purchase price, terms and procedures will be determined in accordance with Exhibit D. Licensee shall, and shall cause its Affiliates to, effect the transfers and assignments contemplated by this Section 15.4.5 upon such date as Licensor determines, including executing such further documents as may be required; and

15.4.6.           Submit the matter directly to arbitration in accordance with Section 17.3 for the sole purpose of determining the amount of damages or other relief to which Licensor is entitled as a result of the default.

15.5           Remedies Cumulative. In addition to the remedies set forth in this Agreement, the Parties may pursue whatever other remedies are available at law or in equity, and all remedies provided under this Agreement are cumulative and not exclusive of other remedies, unless otherwise expressly stated.

16.           POST-TERM OBLIGATIONS

16.1           Obligations Following Expiration or Termination. Licensee shall comply, and shall cause any Sublicensee as to which Licensor (or its designees) does not assume the Sublicense under Section 15.4.5(ii) to comply, with the following provisions upon the expiration and non-renewal or termination of this Agreement or of any Brand license granted hereunder. If one or more (but fewer than all) of the Brand licenses expire without renewal or are terminated, the provisions set forth below will apply only with respect to those Brands as to which licenses have expired or been terminated.

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16.1.1.           Licensee’s right to use and sublicense the use of the Brand System IP shall end and Licensee shall (and shall cause the Sublicensees as to which Licensor does not exercise its subrogation rights to) immediately cease all use of the Brand System IP, including the Brand Trademarks.

16.1.2.           Licensee shall promptly pay to Licensor all fees and other amounts due under this Agreement.

16.1.3.           Licensee shall (and shall cause the Sublicensees as to which Licensor (or its designees) does not assume the Sublicense under 15.4.5(ii) to) cease representing itself as a licensee of Licensor and shall promptly cancel all trade name or other registrations relating to its use of any Brand Trademark, and shall notify all third parties (including Internet domain name authorities and directory publishers) of the termination or expiration of Licensee’s right to use any listing, Internet domain name, uniform resource locator, website name, electronic mail address, and search engine metatags and keywords associated with the Brand(s), and shall authorize the transfer of the same to Licensor or its designee.

16.1.4.           Licensee, at its sole expense, shall (and shall cause the Sublicensees as to which Licensor does not exercise its subrogation rights to) immediately return to Licensor any and all written materials incorporating Licensor’s Confidential Information or shall dispose of such materials as directed by Licensor.

16.1.5.           Licensee shall comply with its confidentiality and other obligations under Section 9, its post-term non-competition obligations under Section 10.2 and all other obligations under this Agreement that expressly or by their nature survive expiration or termination.

16.1.6.           Licensee and its Affiliates shall not be entitled to receive any compensation or payment from Licensor as a result of the termination or expiration of this Agreement, whether for actual, consequential, indirect, special, incidental or other damages, costs or expenses, whether foreseeable or unforeseeable (including loss of profits, investments or goodwill), any right to which Licensee hereby waives and disclaims. Licensee recognizes that any enhancement of the Brand goodwill or customer base will be primarily attributable to the Brand Trademarks and other Brand System IP and that Licensee has no right to compensation for any contribution it may have made to any such enhancement of goodwill or customer base. Notwithstanding the foregoing, nothing herein shall require Licensee to waive or disclaim any claim which it may have that is derived from a prior breach of this Agreement.

16.1.7.           Licensor may exercise the Licensor Purchase Right.

17.           DISPUTE RESOLUTION

17.1           Governing Law. This Agreement shall be interpreted and construed under the laws of the United States of America and the State of Texas, U.S.A. (without regard to, and without giving effect to, their conflict of laws rules).

17.2           Pre-Arbitration Dispute Resolution.  Subject to Section 14.1.6.C.,

17.2.1.           Prior to submitting any dispute under this Agreement (with the exception of any disputes concerning breaches which Licensor has determined not to be curable) to mediation, arbitration or any court or other tribunal, a Party shall provide written notice of the dispute to the other Party. Upon such notice appropriate executives of Licensee and Licensor who have authority to resolve the dispute will meet either in person or by video conference or similar means and shall discuss and use good faith efforts to resolve the dispute. If the dispute cannot be resolved within thirty (30) days of such notice, then the Parties shall submit the claim for resolution to non-binding mediation in accordance with Section 17.2.2.

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17.2.2.           If the Parties are unable to resolve a dispute under this Agreement in accordance with Section 17.2.1, the Parties agree to submit the dispute (with the exception of any disputes concerning breaches which Licensor has determined not to be curable) to non-binding mediation before bringing such dispute to arbitration in accordance with Section 17.3. The Parties shall select a mediator within twenty (20) days of the date the dispute is submitted to mediation by either Party. The mediation shall be conducted in English by a mediator mutually and jointly approved by both Parties, and failing agreement of the Parties within the twenty (20) day period, by a mediator appointed by the International Institute for Conflict Prevention and Resolution (“CPR”) in accordance with its mediation rules. The mediation shall be conducted at a location mutually and jointly selected by both Parties within ten (10) days following the date on which the mediator is appointed, and failing agreement of the Parties within such time period, then the mediation will be held in Dallas, Texas, U.S.A. The costs and expenses of any such mediation, including compensation and expenses of the mediator (and except for the lawyers’ fees incurred by either Party), shall be borne by both Parties equally.

17.3           Arbitration. If the Parties are unable to resolve a dispute under this Agreement by mediation in accordance with Section 17.2.2, then such dispute and any other controversy or claim arising out of or relating to this Agreement, or the breach hereof, including the determination of the scope or applicability of this agreement to arbitrate, shall, upon written request of either Party (the “Arbitration Request”), be determined by arbitration administered by CPR in accordance with the CPR Rules for Administered Arbitration (“Administered Rules”). Subject to Section 14.1.6.C, details of the arbitration are as follows:

17.3.1.           There shall be three (3) arbitrators. The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days following the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Administered Rules. In the event that, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, the two (2) Party-appointed arbitrators fail to appoint the third, then the third arbitrator will be appointed pursuant to the Administered Rules.

17.3.2.           The arbitration shall be conducted in English. Any document that a Party seeks to use that is not in English shall be provided along with an English translation.

17.3.3.           The place of arbitration shall be Dallas, Texas, U.S.A.

17.3.4.           The arbitrators shall establish procedures under which each Party will be entitled to conduct discovery.

17.3.5.           The arbitrators shall award to the substantially prevailing party (as determined by the arbitrators) the costs and expenses of the proceeding, including reasonable attorneys’ and experts’ fees.

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17.3.6.          The arbitrators will issue a reasoned award.

17.3.7.          Notwithstanding any language herein to the contrary, the Parties agree that the award rendered by the arbitrators (the “Original Award”) may be appealed under the CPR Arbitration Appeal Procedure (“Appeal Procedure”).  Appeals must be initiated within thirty (30) days of receipt of an Original Award, in accordance with Rule 2 of the Appeal Procedure, by filing a written notice with CPR.  The Original Award shall not be considered final until after the expiration of the time for filing the notice of appeal pursuant to the Appeal Procedure.  Following the appeal process, either (i) the Original Award, if no changes have been made by the appellate Tribunal, or (ii) the appellate award, if the Original Award has been changed by the appellate tribunal, may be entered in any court having jurisdiction thereof.  Unless otherwise agreed by the parties, the appeal shall be conducted at the place of the original arbitration.

17.3.8.          Any award rendered by the arbitrators that is not appealed in accordance with the foregoing provisions or that is not modified by the appeal tribunal, and any award as modified or established by the appeal tribunal, shall be final and judgment may be entered thereon in any court having jurisdiction thereof.

17.3.9.          Each Party retains the right to apply to any court of competent jurisdiction for provisional and/or conservatory relief, including prearbitral attachments or injunctions, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. In any action or arbitration, the Party who is aggrieved by any actual or threatened breach of this Agreement shall have the right to specific performance and injunctive or other equitable relief, in addition to any and all other rights and remedies, and the Parties agree the monetary damages are inadequate compensation for any loss.

17.3.10.        The existence and content of the arbitral proceedings and any rulings or award shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to comply with Applicable Laws or the rules of any applicable stock exchange, protect or pursue a contractual right or perform a contractual obligation, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this Section, or (v) by order of the arbitral tribunal upon application of a Party.

17.4          Limitations Period. Any claim arising out of or relating to this Agreement shall be governed by the statute of limitations under the governing law set forth in Section 17.1.

17.5          Enforcement Costs. Each Party shall bear its own legal costs (including attorneys’ and experts’ fees, and all other expenses) incurred in enforcing this Agreement or in otherwise pursuing, or defending against, a claim, demand, action, or proceeding under or in connection with this Agreement.

18.           REPRESENTATIONS AND WARRANTIES

18.1          By Licensor. Licensor represents, warrants and covenants that:

18.1.1.          It has the full right, power and authority to enter into this Agreement, to grant the rights granted herein and to perform its obligations hereunder.

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18.1.2.          Neither its execution of this Agreement nor the performance of its obligations hereunder: (i) violates any provision of Applicable Laws or any judgment, writ, injunction, order, or decree of any court or other Governmental Authority having jurisdiction over it or any of its Affiliates; (ii) results in or constitutes a material breach or material default under any indenture, contract, commitment, or restriction to which it or any of its Affiliates is a party or by which it or any of its Affiliates is bound; or (iii) requires any consent, vote, or approval which has not been given or taken.

18.2          By Licensee. Licensee represents, warrants and covenants that:

18.2.1.          It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

18.2.2.          Neither its execution of this Agreement nor the performance of its obligations hereunder: (i) violates any provision of Applicable Laws or any judgment, writ, injunction, order, or decree of any court or other Governmental Authority having jurisdiction over it or any of its Affiliates; (ii) results in or constitutes a material breach or material default under any indenture, contract, commitment, or restriction to which it or any of its Affiliates is a party or by which it or any of its Affiliates is bound; or (iii) requires any consent, vote, or approval which has not been given or taken.

19.          GENERAL PROVISIONS

19.1          Independent Contractor. Licensor and Licensee are independent contractors. Neither Party shall hold itself out as a partner, joint-venturer, affiliate, associate, agent, employee, or legal representative of the other. Neither Party is authorized (and shall not represent that it has the right) to act for or on behalf of the other, to legally bind the other, or to make any agreement, warranty, covenant, or other representation or create any express or implied obligation on behalf of the other. Without limiting the foregoing, Licensee and the Sublicensees are solely responsible for the hiring, firing, supervision, compensation and training of all employees of the Brand Restaurant Businesses and no employment relationship shall exist between Licensor and any employees of Licensee or any Sublicensee. Licensee and the Sublicensees are solely responsible for collecting and paying when due all applicable employment taxes, workers’ compensation contributions, employment insurance premiums, and all similar taxes and charges arising out of the employment relationship between Licensee or any Sublicensee and its employees.

19.2          Severability. If any provision of this Agreement is finally determined by a court of competent jurisdiction or by an arbitration panel authorized to make such a determination under Section 17.3 to be void, invalid or unenforceable for any reason, then that provision shall be reformed to the minimum extent required to render it legal, valid, and enforceable and to preserve the Parties’ original intent and the validity and enforceability of the remaining provisions of this Agreement. Notwithstanding the foregoing, if reformation is not possible, the void, invalid or unenforceable provision shall be deemed to be severable and the remainder of this Agreement shall be and remain valid and in full force and effect; provided, that the terms of this Agreement shall be equitably adjusted so as to compensate the appropriate Party for any consideration lost because of the elimination of any such void, invalid or unenforceable provision. If any provision of this Agreement is susceptible to two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall be given the meaning that renders it enforceable. Notwithstanding the foregoing, if any arbitration panel or court or other Governmental Authority determines that one or more provisions is invalid, illegal or unenforceable, and such determination would, in the reasonable opinion of Licensor, frustrate any of the essential purposes of this Agreement as determined by Licensor, then Licensor may terminate this Agreement immediately upon notice to Licensee. Without limiting what Licensor may determine to be an essential purpose of this Agreement, each of the following Sections (and any defined term to the extent used in that Section) is agreed to be an essential purpose of this Agreement: Sections 2.1 (other than 2.1.1), 2.3, 3.1, 3.2, 3.4, 4.1 through 4.6, 5.1, 5.2, 6.1 through 6.3, 9, 10, 12.2, 14, 15, 16, and 17.

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19.3          Waiver; Consents and Approvals; Discretion. A Party’s waiver of any particular right or breach or default shall not affect or impair that Party’s later exercise of that right or the remedies relating to a breach or default of the same or a different kind, nor shall any delay, forbearance or omission of either Party to exercise any right arising out of this Agreement or any remedies relating to a breach or default, affect or impair that Party’s rights as to the same or any future exercise of that right or breach or default. A Party’s acceptance of any payment due to it shall not be deemed a waiver of any preceding breach of this Agreement. Any consent, approval, authorization or waiver granted under this Agreement will be valid only if in writing and signed by the Party to be charged. Licensor makes no warranties or guaranties and assumes no liability or obligation by providing any waiver, approval, or consent under this Agreement, or by reason of any neglect, delay, or denial of any request therefor. Without limitation of the foregoing, Licensor shall have no liability in connection with or related to the products or services offered or sold at and from any of the Restaurants, even if Licensor required, approved or consented to the product or service. Any provision of this Agreement that grants a Party the right to exercise its discretion shall be construed, unless otherwise conditioned or limited, to mean that Party’s sole and absolute discretion.

19.4          Notices and Other Material Communications. Any notice, demand, report or other communication between the Parties with respect to this Agreement or provided for herein must be in writing, in the English language and signed by the Party serving the same and delivered by hand with receipt or by a reputable courier service with tracking capability to the other Party at its address listed on the signature page to this Agreement. Notices will be deemed to have been received if delivered as provided in this Section 19.4. The Party serving the notice shall have the burden of establishing that the notice was received by the other Party, but receipt shall be deemed proven by any third-party carrier’s written verification (including a standard form receipt in paper or electronic form) of its delivery of the notice to the other Party at the address listed on the signature page. Each Party may change its address by delivering written notice to the other Party identifying the new address.

19.5          Amendments. Except as otherwise expressly provided in this Agreement, this Agreement and the Brand licenses granted hereunder may be modified or amended only in writing executed by an authorized representative of each Party.

19.6          Binding Effect. The terms of this Agreement shall inure to the benefit of and be binding upon each Party and each Party’s permitted successors and assigns.

19.7          Governmental Approvals. If any Governmental Approvals must be obtained to enable the Parties to enter into and perform this Agreement, then Licensee will, at Licensee’s expense and with Licensor’s reasonable assistance (as needed), use its best efforts to obtain any such Governmental Approval, including Government Approvals with respect to the operation of the Brand Restaurant Businesses, payment of amounts required under this Agreement, and the offer and sale of Future Sublicenses. Neither Party shall apply for any Governmental Approval until the other Party has had an opportunity to review, comment on and consent (not to be unreasonably withheld) to all materials to be filed with any Governmental Authority. Neither Party shall be obligated to consent to any modification of this Agreement pursuant to or in order to obtain any discretionary Governmental Approval, and the Parties agree that the rights, licenses and privileges granted to Licensee under this Agreement are not meant to be increased or expanded by any Governmental Approval. If the consequence of any Governmental Approval is to alter or increase the rights or economic benefits of one Party to the detriment of the other, then the Parties shall cooperate in good faith to amend this Agreement as necessary to restore their respective rights and benefits to the status that existed prior to the implementation of such Governmental Approval.

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19.8          Entire Agreement. This Agreement and all schedules, exhibits, and information incorporated into this Agreement by reference, collectively constitute the entire agreement between the Parties in respect to the subject matter hereof, and supersede all prior understandings or agreements between them in connection with the subject matter of this Agreement. There are no representations, arrangements, understandings or agreements, oral or written, between the Parties relating to the subject matter of this Agreement except those fully expressed herein and each Party disclaims any reliance on any such representations, arrangements, understandings, or agreements except those expressed herein, and no officer, employee, representative or agent of either Party has been or is authorized to make any representation, warranty, or promise not contained in this Agreement.

19.9          Survival. The limitations and obligations under this Agreement that, expressly or by their terms, extend beyond the transfer, expiration, or termination of this Agreement or any Brand license granted hereunder shall survive that transfer, expiration, or termination, including the obligation to pay all amounts due (including fees and related obligations pursuant to Section 3), and the provisions of Section 9 (confidentiality), Section 10 (non-competition), Section 11.1 (indemnity), Section 14 (breach), Section 15 (additional remedies), Section 16 (post-term obligations), Section 17 (dispute resolution), and Section 19 (general provisions).

19.10        Construction. A reference in this Agreement to “including” (or “include” or like term) will not be construed restrictively but will mean “including (or “include” or like term) without prejudice to the generality of the foregoing” and “including (or “include” or like term) but without limitation”. The term “shall” is a term of obligation. References to this Agreement will include any Recitals and Exhibits to it, and references to Sections are (unless otherwise indicated) to the sections of this Agreement. The headings are for convenience only and will not affect the interpretation of this Agreement. Unless the context otherwise requires or permits, references to the singular number will include references to the plural number and vice versa; references to a “person” will include any company, limited liability partnership, association, partnership, business trust, unincorporated association or other entity; references to a company will include any company, corporation or any body corporate, wherever incorporated; and words denoting any gender will include all genders. Reference to any jurisdiction in this Agreement, for the purpose of this Agreement only, shall be defined as geographically constituted as of June 16, 2026.

19.11        Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party (it being agreed that delivery of a manual, stamp or mechanical signature, whether in person, by courier, by facsimile or by e-mail in portable document format, shall be effective).

19.12        Sublicensees Not Third Party Beneficiaries. The provisions of this Agreement do not and are not intended to confer upon any Sublicensee any rights or remedies hereunder.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement to be effective as of the Effective Date.

LICENSOR:
YRI China Franchising LLC

By:	/s/Erika Burkhardt
Name:	Erika Burkhardt
Title:	Vice President

Address:
YRI China Franchising LLC

c/o Yum! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky, USA 40213
Attention: General Counsel

LICENSEE:
Yum Restaurants Consulting
(Shanghai) Company Limited

By:	/s/Joey Wat
Name:	Joey Wat
Title:	Authorized Signatory

Address:
Yum Restaurants Consulting (Shanghai) Company Limited
20 Tian Yao Qiao Road Shanghai, the People’s Republic of China
Attention: Joey Wat

[Signature Page to Amended and Restated Master License Agreement]

EXHIBIT A

BRANDS AND BRAND OWNERS

Brand	Name and Address of Brand Owner
KFC	Kentucky Fried Chicken International Holdings, Inc.
7100 Corporate Drive Plano, TX 75024
Taco Bell	Taco Bell Corp.
1 Glen Bell Way Irvine, CA 92618

Exhibit A

1

EXHIBIT A-1

TACO BELL BRAND DEVELOPMENT INITIATIVE

The Parties acknowledge and agree that the following provisions regarding the Taco Bell Brand are part of this Agreement as of August 7, 2026 and this Exhibit A-1 amends, restates, and supersedes Exhibit A-1 in the Original MLA as amended by Amendment No. 1, and shall apply solely with respect to the Taco Bell Brand.

1.             Certain Definitions.

For the avoidance of doubt, capitalized terms used and not otherwise defined in this Exhibit A-1 shall have the respective meanings assigned to such terms in this Agreement.

“Net New Units” means, for any calendar year, the positive difference (if any) between (i) the number of Taco Bell Restaurants operated by a Sublicensee in the Territory that are open to customers for business during regular business hours on a continuous basis as of the end of such calendar year, and (ii) the number of Taco Bell Restaurants operated by a Sublicensee in the Territory that are open to customers for business during regular business hours on a continuous basis as of the end of the immediately prior calendar year.

“Taco Bell Plan” means a written plan and strategy for the growth of the Taco Bell Brand in the Territory that is mutually agreed by Licensor and Licensee in writing and added to this Agreement as an amendment to this Exhibit A-1.

“Taco Bell Restaurant” means a Restaurant operated under the Taco Bell Brand.

2.             Taco Bell Plan.

(a) Licensor and Licensee shall make good faith efforts to agree upon the Taco Bell Plan as soon as practicable, but in any event no later than February 7, 2027 (and any additional time period mutually agreed upon by the Parties in writing) (the “Planning Period”). The Taco Bell Plan shall cover a term of at least five (5) years and include specific annual Net New Unit targets, a path to long-term territorial protection under Section 2.2 of this Agreement when there are 300 Taco Bell Restaurants operating in the Territory and the opportunity to grow the Taco Bell Brand Restaurant Business through Sublicenses with unaffiliated third parties at the appropriate time. The Taco Bell Plan may include mutually agreed co-investments in marketing and general and administrative expense, in each case by Licensor and Licensee. The Taco Bell Plan will also include the consequences set forth herein regarding Licensee’s failure to execute the Taco Bell Plan in accordance with its terms. During the Planning Period, Licensee will use commercially reasonable efforts to maintain and grow the Taco Bell Brand Restaurant Business in the Territory. Licensee acknowledges that it may not grant Sublicenses in respect of the Taco Bell Brand to non-Affiliates except as and to the extent agreed in the Taco Bell Plan. The Taco Bell Plan will also include detailed provisions regarding the procedures applicable to Licensor’s exercise of the Taco Bell Licensor Purchase Right which will address, at a minimum, the matters addressed in Exhibit D (the “Taco Bell Purchase Right Procedures”).

(b)  During the Planning Period, Licensee will continue to operate the Taco Bell Brand Restaurant Business in the Territory in the ordinary course of business with an ordinary course amount of investment and no net unit closures.

Exhibit A-1

1

3.             Failure to Agree Upon or Observe Taco Bell Plan.

(a)           Subject to the terms and conditions of this Exhibit A-1, the continuation of the license granted with respect to the Taco Bell Brand and associated Brand System IP is expressly conditioned on (i) Licensor and Licensee entering into the Taco Bell Plan by no later than the end of the Planning Period, (ii) Licensee’s compliance with Section 2(b) above, and (iii) Licensee’s fulfillment of each requirement of the Taco Bell Plan (the failure of clause (i), (ii) or (iii), each, a “Taco Bell Failure Event”).

(b)           If Licensor and Licensee fail to enter into the Taco Bell Plan by no later than the end of the Planning Period, (A) Licensee shall have no rights under Section 2.4 of the Agreement with respect to any business where the primary food products are Mexican-style food products, each of Licensee’s right to enter into new Taco Bell Sublicenses (including new single unit franchise agreements under any then-existing multi-unit development arrangement) and the territorial protections set forth in Section 2.2 of the Agreement with respect to the Taco Bell Brand shall terminate, in each case upon Licensor’s written notice to Licensee thereof, and (B) Licensor shall have the right to exercise the rights forth in paragraph 4 below. Notwithstanding anything in the Agreement to the contrary, in such event, Licensee would continue to have the right and obligation to support the Taco Bell Sublicenses in effect as of the effective date of the termination in accordance with the terms of the Agreement and such Sublicenses (unless and until Licensor exercises its rights under paragraph 4 below). If Licensee has been granted the right to grant Sublicenses to the Taco Bell Brand as contemplated by the Taco Bell Plan, Licensee acknowledges and agrees that any multi-unit development rights for Taco Bell Restaurants granted to a Sublicensee shall be expressly contingent upon Licensee’s possession of development rights for Taco Bell Restaurants under the Agreement at the time the Sublicensee seeks to exercise its rights. No failure with respect to the Taco Bell Plan or a Taco Bell Failure Event shall negatively affect the rights of Licensee under the Agreement with respect to the development or operation, or the territorial protections set forth in Section 2.2 of the Agreement, of the KFC Brand Restaurant Business in the Territory or provide Licensor with any termination right with respect to the KFC Brand Restaurant Business in the Territory.

4.             Licensor Purchase Right and Option.

(a)           At any time following a Taco Bell Failure Event, Licensor shall have the right and option to purchase from Licensee and its Affiliates (which purchase right shall be transferable) all of the Taco Bell Brand Restaurant Business at the Purchase Price, and in connection with such purchase, at Licensor’s option and for no additional consideration, require the assignment by Licensee to Licensor (or its designee) of all rights of Licensee under any or all Sublicenses with respect to the same then in effect, in which case Licensor (or its designee) shall assume all obligations of Licensee arising thereunder after such assignment and Licensee shall promptly terminate and enforce the termination of all such Sublicenses which Licensor elects not to acquire (collectively, the “Taco Bell Licensor Purchase Right”). Licensee shall, and shall cause its Affiliates to, effect the transfers and assignments contemplated by this paragraph 4(a) upon such date as Licensor determines, including executing such further documents as may be required.

(b)          “Purchase Price” means (i) if the Taco Bell Licensor Purchase Right is exercised due to a Taco Bell Failure Event as set forth in Section 3(a)(i) or (ii) of this Exhibit A-1, USD One (1) Dollar, and (ii) if the Taco Bell Licensor Purchase Right is exercised due to a Taco Bell Failure Event as set forth in Section 3(a)(iii) of this Exhibit A-1, the price determined by mutual agreement of Licensor and Licensee or, absent agreement, the fair market value of the Taco Bell Brand Restaurant Business to be acquired as determined in accordance with the Taco Bell Purchase Right Procedures, less USD Twenty Million ($20,000,000).

Exhibit A-1

2

(c)          If Licensor exercises the Taco Bell Licensor Purchase Right, Licensor and Licensee will attempt in good faith to agree on the purchase price (except in the case of paragraph 4(b)(i) above) and terms and procedures for the exercise of Licensor’s rights hereunder, but if they are unable to agree within a reasonable period of time (not to exceed sixty (60) days), the purchase price, terms and procedures will be determined in accordance with the Taco Bell Purchase Right Procedures.

(d)          From and after Licensor’s exercise of the Taco Bell Licensor Purchase Right by Licensor, Licensee will continue to operate in the ordinary course of business (with no net unit closures) all Taco Bell Restaurants open to the public as of date of such exercise for a period not to exceed 18 months following such exercise or until the consummation of the Taco Bell Licensor Purchase Right, if sooner.

Exhibit A-1

3

EXHIBIT B

CATEGORIES AND SOURCES OF BRAND STANDARDS

This Exhibit B refers to categories and sources of Brand Standards currently published by Licensor and accessible to Licensee. The Brand Standards may be amended by Licensor from time to time in accordance with this Agreement.

•	Trademark Standards (including Trademark Maintenance and Registration Standards) as set forth in the Brand Standards Manual provided to Licensee by Licensor

•	Quality Assurance Standards as set forth in the Brand Standards Manual provided to Licensee by Licensor Advertising and Marketing Standards as set forth in the Brand Standards Manual provided to Licensee by Licensor

•	Asset Standards as set forth in the Brand Standards Manual provided to Licensee by Licensor

•	Governance Standards as set forth in the Brand Standards Manual provided to Licensee by Licensor

•	Reports and Financial Information as set forth in the Brand Standards Manual provided to Licensee by Licensor

Exhibit B

1

EXHIBIT C

CROSS LICENSED IP

Trademark	Class	Registration No.	Registrant
九珍	32	4417760	Kentucky Fried Chicken International Holdings, Inc.
安心	30	6444522	Yum! Restaurants Asia Pte Ltd

Exhibit C

1

EXHIBIT D

LICENSOR PURCHASE RIGHT PROCEDURES

1.             INITIAL AGREEMENTS

1.1           No Frustration of Purpose. From and after the Effective Date and throughout the Term, Licensee shall not, and shall cause each of its Affiliates not to, take any action that, or fail to take any action if such failure, would adversely affect the ability of any such Person to perform such Person’s obligations under this Exhibit D or the consummation of the transactions contemplated by this Exhibit D with respect to all or any of the Assets.

2.             DEFINED TERMS; DESIGNEE; INTERPRETATION

2.1          Defined Terms. As used in this Exhibit D, any terms defined herein have the meanings set forth herein and all other capitalized terms are defined as they appear in the body of the Agreement to which this Exhibit D is attached.

2.2          Designee. Licensee acknowledges and agrees that Licensor shall have the right to designate one or more Persons to exercise any or all of Licensor’s rights pursuant to Section 15.4.5 of the Agreement, pursuant to this Exhibit D or otherwise in respect of the Purchase Right, including to purchase any or all of the Selected Assets. For purposes hereof, “Designee” means the Person or Persons designated by Licensor to exercise any or all of such rights. If the Designee includes more than one Person, when exercising a right of Licensor under the Agreement or under this Exhibit D, such Persons shall act collectively through a designated representative.

2.3          Interpretation. Where any right, determination or other decision of Licensor (or its Designee) is granted, required, authorized or otherwise permitted under this Exhibit D, Licensor (or its Designee) shall have the right to exercise such right, make such determination or decide such matter in its sole and absolute discretion. For the avoidance of doubt, no exercise by Licensor (or its Designee) of the Purchase Right with respect to a default (or subsequent abandonment thereof) shall waive or be deemed to waive any further exercise by Licensor of its rights under Section 15.4.5 of the Agreement in respect of any other default by Licensee or any exercise by Licensor of its rights under any other provision of Section 15.4 of the Agreement in respect of the default that resulted in Licensor’s exercise of the Purchase Right.

3.             LICENSOR PURCHASE RIGHT

3.1          General. The provisions of this Exhibit D shall apply to establish the purchase price, terms and procedures applicable in the event Licensor (or its Designee) exercises its right to purchase one or more Brand Restaurant Businesses pursuant to Section 15.4.5 of the Agreement (the Brand Restaurant Businesses to be so purchased, the “Selected Brand Restaurant Businesses”) and Licensor (or its Designee) and Licensee are unable to agree upon the purchase price therefor pursuant to Section 15.4.5(i) of the Agreement or the terms and procedures contemplated by Section 15.4.5 of the Agreement on or before the Negotiation End Date. For purposes hereof, the “Negotiation End Date” means the date that is sixty (60) days after Licensor (or its Designee) gives notice to Licensee of Licensor’s (or its Designee’s) exercise of Licensor’s (or its Designee’s) right to purchase the Selected Brand Restaurant Businesses pursuant to Section 15.4.5 of the Agreement.

3.2          Purchase Right. From and after the applicable Negotiation End Date, Licensor (or its Designee) shall have the right (the “Purchase Right”) to purchase, free and clear of any liens (other than immaterial liens incurred in the ordinary course of business), all right, title and interest of Licensee and its Affiliates in, to and under all or any of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, that are used or held for use in connection with, or otherwise related to, the Selected Brand Restaurant Businesses (collectively, the “Assets”). Licensee acknowledges and agrees that Licensor (or its Designee) may, in connection therewith and under this Exhibit D, purchase all or any of the Assets of the Selected Brand Restaurant Businesses, as determined in accordance with this Exhibit D (the Assets to be so purchased, the “Selected Assets”).

Exhibit D

1

4.             STRUCTURE AND PRICE

4.1            Due Diligence. In addition to the continuing rights to audit and review the books and records of the Brand Restaurant Businesses contemplated by Section 8.1 of the Agreement, the Licensor Parties shall have the right to perform reasonable due diligence on each of the Brand Restaurant Businesses. For purposes hereof, “Licensor Parties” means Licensor and its Affiliates and any of their respective representatives and designees (including any Designee and its representatives). Licensee shall, and shall cause its Affiliates to, provide information to, and reasonably cooperate with, the Licensor Parties in connection with such due diligence (including by responding to any due diligence requests and promptly including requested information and documents in a data room, in each case as reasonably requested by any Licensor Party). In furtherance of and without limiting the foregoing, should any Licensor Party at any time request a financial institution to extend credit to it in connection with the exercise of the Purchase Right, and should such financial institution request access to information regarding any of the Brand Restaurant Businesses, then Licensee shall, and shall cause its Affiliates to, grant such financial institution the same access to the books and records of the Brand Restaurant Businesses as is granted to Licensor in Section 8.1 of the Agreement and access to the due diligence information responsive to any Licensor Party’s requests under this Section 4.1 of this Exhibit D.

4.2            Structure. Provided that Licensee has complied with its obligations under Section 4.1 of this Exhibit D, Licensor (or its Designee) shall deliver to Licensee within ninety (90) days after the Negotiation End Date written notice (the “Structure Notice”) of Licensor’s (or its Designee’s) determination of the Selected Assets to be purchased in connection with the exercise of the Purchase Right and the structure for the purchase of the Selected Assets, which may be a purchase of shares or other equity interests of Licensee or any of its Affiliates that owns Selected Assets, a purchase of Selected Assets or a combination thereof (the date of delivery of such notice, the “Structure Determination Date”); provided, in the event that Licensee has breached its obligations under Section 4.1 of this Exhibit D, the Structure Determination Date shall be extended by one day for each day Licensee was in breach of such obligations. For the avoidance of doubt, Licensor (or its Designee) may exclude Assets (including contracts or employees), as determined in its sole discretion, and no structure shall require (and Licensee shall not be entitled to require) the purchaser of any Selected Assets to assume or be liable for any Excluded Liabilities. From and after consummation of the purchase of the Selected Assets pursuant to this Exhibit D, Licensee shall indemnify and hold harmless the Licensor Parties from and against all Excluded Liabilities related to the Selected Brand Restaurant Businesses, other than those liabilities (if any) Licensor (or its Designee) agrees to assume in connection with the exercise of the Purchase Right as set forth in the Structure Notice (such liabilities, if any, the “Assumed Liabilities”). For purposes hereof, “Excluded Liabilities” means any and all liabilities, duties, responsibilities, assessments, costs, expenses, losses, expenditures, charges, fees, penalties, fines, contributions, premiums and obligations of any kind of Licensee or any of its Affiliates, whether known or unknown, asserted or unasserted, liquidated or unliquidated, to the extent relating to or arising during any period of time prior to the closing of the purchase of the Selected Assets. As set forth in Section 15.4.5 of the Agreement, as part of the exercise of the Purchase Right, Licensor (or its Designee) may, for no additional consideration, require the assignment by Licensee to Licensor (or its Designee) of all rights of Licensee under any or all Sublicenses then in effect, in which case Licensor (or its Designee) shall assume all obligations of Licensee under the Sublicenses so assigned (the “Selected Sublicenses”) to the extent arising after such assignment (which shall be included as Assumed Liabilities) and Licensee shall promptly terminate and enforce the termination of all Sublicenses which Licensor (or its Designee) elects not to have assigned to Licensor (or its Designee).

Exhibit D

2

4.3          No Obligation to Purchase. Licensee acknowledges and agrees that nothing in this Exhibit D or the Agreement requires any Licensor Party to purchase any or all of the Assets of any Brand Restaurant Business, and any Licensor Party’s obligations to purchase any or all of such Assets shall be contained in, and subject to execution by such Licensor Party of, a definitive purchase agreement, which any such Licensor Party may decline to do at any time for any reason.

4.4            Price Determination.

4.4.1             Each of Licensor (or its Designee) and Licensee shall, within twenty (20) days after the Structure Determination Date, designate (and notify the other of the designation of) a valuation firm of recognized international standing (which may be, without limitation, an accounting firm, investment banking firm or other expert in business valuation) to determine the Fair Market Value of the Selected Assets (the date on which each of Licensor (or its Designee) and Licensee has notified the other of such designation, the “Valuation Firm Appointment Date”) and shall instruct such valuation firms to jointly designate the Designated Valuation Firm within thirty (30) days after the Valuation Firm Appointment Date. For a period of thirty (30) days after the Valuation Firm Appointment Date, each valuation firm shall consult with the other valuation firm to determine its initial view as to the Fair Market Value of the Selected Assets. For purposes hereof, “Fair Market Value” means the cash price that an unaffiliated third party would pay to acquire the Selected Assets (after giving effect to the assumption by Licensor (or its Designee) of the Assumed Liabilities) in an arm’s-length transaction as an on-going concern; provided, that such determination shall be made (i) assuming Licensor (or its Designee) would be required to pay to an unaffiliated third party a royalty of 3% of gross revenues in order to continue the operation of the Selected Assets and (ii) on the basis of the structure for the purchase designated by Licensor (or its Designee) in the Structure Notice, and “Designated Valuation Firm” means the valuation firm jointly designated by the valuation firms initially appointed pursuant to this Section 4.4 of this Exhibit D (or otherwise designated in accordance herewith) to determine the Fair Market Value, which is neither an Affiliate of Licensee or Licensor (or its Designee) nor has performed any significant work for Licensee or Licensor (or its Designee) or any of their respective Affiliates within the prior two (2) years. Notwithstanding the foregoing and the other provisions of this Section 4.4 of this Exhibit D, in the event (x) either Licensor (or its Designee) or Licensee fails to notify the other of its selected valuation firm within the time period specified in this Section 4.4.1 of this Exhibit D, such Person shall have waived its rights to appoint an valuation firm and the determination of the Fair Market Value shall be made solely by the valuation firm of the Party which did appoint an valuation firm within such time period (which banking firm shall, in such case, constitute the Designated Valuation Firm) or (y) the two valuation firms selected by Licensor (or its Designee) and Licensee do not appoint the Designated Valuation Firm within thirty (30) days after the Valuation Firm Appointment Date, the Designated Valuation Firm shall be selected pursuant to the Administered Rules. Each of Licensee and Licensor (or its Designee) shall execute an engagement letter with the Designated Valuation Firm in customary form reasonably acceptable to Licensee, Licensor (or its Designee) and the Designated Valuation Firm. Notwithstanding anything to the contrary herein, each of Licensor and Licensee may select Pricewaterhouse Coopers as its initial valuation firm, provided that the Pricewaterhouse Coopers team for each of Licensor and Licensee is separate consistent with the historical practices of the parties and in no event may in such instance Pricewaterhouse Coopers be the Designated Valuation Firm.

Exhibit D

3

4.4.2             Within forty-five (45) days after the Valuation Firm Appointment Date, each valuation firm shall determine its final calculation of the Fair Market Value and shall deliver such final calculation to each of Licensor (or its Designee), Licensee and the Designated Valuation Firm. Upon receipt of such final calculations, the Designated Valuation Firm shall, within fifteen (15) days, determine its final calculation of the Fair Market Value by selecting either the Fair Market Value as calculated by the valuation firm selected by Licensor (or its Designee) or the Fair Market Value as calculated by the valuation firm selected by Licensee.

4.4.3             Licensee shall, and shall cause its Affiliates to, provide reasonable access by each of the designated valuation firms and the Designated Valuation Firm to members of management of Licensee and its Affiliates and to the books and records of the Selected Brand Restaurant Businesses so as to allow such valuation firms and the Designated Valuation Firm to conduct due diligence examinations in scope and duration as are customary in valuations of this kind.

4.4.4             Each of Licensee and Licensor agrees to (and agrees to cause its Affiliates and, with respect to Licensor, its Designee to) cooperate with each of the valuation firms and the Designated Valuation Firm and to provide to them such information as may reasonably be requested. Costs of the Designated Valuation Firm provided for in this Section 4.4 of this Exhibit D shall be borne equally by Licensee, on the one hand, and Licensor (or its Designee), on the other hand, with each of Licensee and Licensor (or its Designee) bearing the cost of its own selected valuation firm.

5.             CERTAIN COVENANTS

5.1           Purchase Agreement.

5.1.1          From and after the Structure Determination Date, Licensee and Licensor (or its Designee) shall each use its commercially reasonable efforts acting in good faith to negotiate and enter into a definitive purchase agreement (the “Purchase Agreement”) and other reasonably necessary or appropriate definitive agreements, including assignment agreements, bills of sale and/or other instruments of conveyance and assignment (collectively, with the Purchase Agreement, the “Definitive Agreements”), with regard to the purchase of the Selected Assets. For the avoidance of doubt, the Purchase Agreement shall: (a) contain customary representations, warranties, covenants and conditions, including representations and warranties regarding organization and qualification, authority, no conflicts, consents, financial statements, absence of liabilities, absence of certain changes/events, material contracts, title to the Selected Assets, condition of the Selected Assets, real property, inventory, accounts receivable and payable, insurance, legal proceedings, governmental orders, compliance with laws (including employee-related laws and laws relating to corrupt business practices, money laundering, anti-bribery and anti-corruption), permits, environmental matters, tax matters, employee matters and brokers and, if the purchase involves the purchase of shares or other equity interests, title to equity interests, capitalization and subsidiaries; (b) contain customary provisions regarding the indemnification of the Licensor Parties in respect of the Excluded Liabilities as contemplated by Section 4.2 of this Exhibit D and breaches of representations, warranties and covenants; (c) be governed by the law of the State of Texas, U.S.A.; and (d) be consistent with the provisions of this Exhibit D.

5.1.2          If Licensee and Licensor (or its Designee) are unable to negotiate and enter into the Purchase Agreement within forty-five (45) days after the Structure Determination Date, then Licensor (or its Designee) may either (x) abandon pursuit of its Purchase Right (it being understood that such abandonment shall not waive or be deemed to waive any further exercise by Licensor of its rights under Section 15.4.5 of the Agreement in respect of any other default by Licensee or any exercise by Licensor of its rights under any other provision of Section 15.4 of the Agreement in respect of the default that resulted in Licensor’s exercise of the Purchase Right so abandoned) or (y) have any outstanding provisions within the Definitive Agreements determined by arbitration administered by CPR in accordance with the Administered Rules as modified by the procedures set forth in this Section 5.1 of this Exhibit D as follows:

Exhibit D

4

(a)                 If Licensor (or its Designee) elects to have the Definitive Agreements determined by arbitration, it shall so notify Licensee. Within thirty (30) days after the date such notice is given (the date such notice is given, the “Definitive Agreement Arbitration Notice Date”), each of Licensee and Licensor (or its Designee) shall designate (and notify the other of the designation of) an arbitrator and shall instruct such arbitrators to jointly designate the Mutually Designated Arbitrator. In the event that either Licensee or Licensor fails to notify the other of its selected arbitrator within thirty (30) days after the Definitive Agreement Arbitration Notice Date, then upon written application by either Licensee or Licensor (or its Designee), that arbitrator shall be appointed pursuant to the Administered Rules. In the event that the two (2) arbitrators selected as provided in this Section 5.1.2(a) of this Exhibit D fail to appoint the Mutually Designated Arbitrator within forty-five (45) days after Definitive Agreement Arbitration Notice Date, then the Mutually Designated Arbitrator will be appointed pursuant to the Administered Rules. For purposes hereof, “Mutually Designated Arbitrator” means the arbitrator jointly designated by arbitrators initially appointed pursuant to this Section 5.1 of this Exhibit D (or otherwise designated in accordance herewith), which is neither an Affiliate of Licensee or Licensor (or its Designee) nor has performed any significant work for Licensee or Licensor (or its Designee) or any of their respective Affiliates within the prior two (2) years.

(b)                 Licensee and Licensor (or its Designee) shall each have the right to submit for resolution pursuant hereto all (but not less than all) of the Definitive Agreements and may each provide the Mutually Designated Arbitrator copies of the proposed Purchase Agreement and other Definitive Agreements marked to indicate the provisions that are and are not mutually agreed upon as of such date. Such right to submit materials to the Mutually Designated Arbitrator must be exercised by Licensee or Licensor (or its Designee), as applicable, no later than twenty (20) days after the date on which it is notified of the identity of the Mutually Designated Arbitrator (the last date after which either Licensee or Licensor (or its Designee) may submit proposed Definitive Agreements being the “Submission Cutoff Date”). A copy of all materials submitted to the Mutually Designated Arbitrator pursuant to this Section 5.1.2(b) shall be provided by Licensee or Licensor (or its Designee), as applicable, to the other concurrently with submission thereof to the Mutually Designated Arbitrator.

(c)                The Mutually Designated Arbitrator shall consider the positions of Licensee and Licensor (or its Designee) in any materials submitted prior to the Submission Cutoff Date and shall, within thirty (30) days after the Submission Cutoff Date, deliver to each of Licensee and Licensor (and its Designee) a Purchase Agreement and other Definitive Agreements to govern the purchase of the Selected Assets and which: (i) effectuate the purchase of the Selected Assets in accordance with the Structure Notice, incorporate the Fair Market Value (as determined in accordance with this Exhibit D), provide for the assumption of the Assumed Liabilities by Licensor (or its Designee) and the retention of the Excluded Liabilities by Licensee and otherwise conform to, and are not inconsistent with, the other mechanisms and principles agreed by the Parties or set forth in this Exhibit D; and (ii) are determined by the Mutually Designated Arbitrator to be otherwise commercially reasonable and to reflect market terms for transactions of a similar nature to the purchase of the Selected Assets. Subject to the foregoing, in determining the Purchase Agreement and other Definitive Agreements, the Mutually Designated Arbitrator may incorporate provisions and documents recommended by Licensor (or its Designee) or by Licensee or other provisions and documents determined to be appropriate by the Mutually Designated Arbitrator.

(d)                The arbitration shall be conducted in English. Any document that a Party seeks to use that is not in English shall be provided along with an English translation.

Exhibit D

5

(e)                 The place of arbitration shall be Dallas, Texas, U.S.A.

(f)                  The costs and expenses of any such arbitration, including compensation and expenses of the Mutually Designated Arbitrator (but excluding lawyers’ fees incurred by either Party (or its Designee)), shall be borne by both Licensee and Licensor (or its Designee) equally.

(g)                The Purchase Agreement and other Definitive Agreements determined by the Mutually Designated Arbitrator in accordance with this Exhibit D shall be final and binding upon Licensee and Licensor (and its Designee), absent manifest error and subject to Section 4.3 of this Exhibit D; provided, that no determination shall, or shall be deemed to, waive (and each of Licensee and Licensor (and its Designee) shall retain, regardless of any determination by the Mutually Designated Arbitrator) the right to seek any and all remedies in the event of any breach by either Party of its covenants set forth in this Exhibit D; provided further, that after any determination, Licensee and Licensor (or its Designee) may (but shall have no right or obligation to) modify the Purchase Agreement or other Definitive Agreements upon mutual agreement.

5.2          Required Consents and Approvals. During and after the negotiation of the Purchase Agreement, Licensee and Licensor (or its Designee) shall each use its commercially reasonable efforts acting in good faith to obtain such governmental and third party consents as may be required in order to consummate the closing of the purchase of the Selected Assets. In the event that a relevant Governmental Authority or third party refuses to grant any necessary consent, Licensee and Licensor (or its Designee) shall consult with each other and negotiate in good faith an arrangement to provide that the objectives set out in this Exhibit D are met to the fullest extent permissible under Applicable Laws.

5.3          Interim Operations. Subject to compliance with Applicable Laws (as advised in writing by outside counsel), from and after the date on which Licensor (or its Designee) gives notice to Licensee of its exercise of the right to purchase the Selected Brand Restaurant Businesses pursuant to Section 15.4.5 of the Agreement, Licensee shall not, and shall cause its Affiliates not to, engage in any practice, take any action or enter into any transaction outside of the ordinary course of business with respect to the Assets, and Licensee shall, and shall cause its Affiliates to, use commercially reasonable efforts to preserve, intact, all of their respective rights with respect to the Assets and the Selected Brand Restaurant Businesses. In furtherance of the foregoing, and subject to compliance with Applicable Laws (as advised in writing by outside counsel), Licensee shall not, and shall cause its Affiliates not to, except with the prior written consent of Licensor (or its Designee): (a) Transfer any material Assets; (b) enter into any material contract, including any material amendment, modification or termination of any existing material contract, with respect to the Assets, other than in the ordinary course of business consistent with past practice; (c) change any customary methods of operation in any material respect; (d) settle or compromise any material legal proceeding or investigation, or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material proceeding or investigation, with respect to the Assets, other than in the ordinary course of business consistent with past practice; or (e) impose or permit to be imposed any lien upon any material Assets, other than in the ordinary course of business consistent with past practice.

Exhibit D

6

EXHIBIT E

GUARANTY

[Filed separately as Exhibit 10.2 to the Current Report on Form 8-K]

Exhibit E

1

SCHEDULE 3.1

ROYALTY DISCOUNTS

1.	Licensee will have the right to earn an annual payment (each, a “Future KFC Payment”) based on the System Sales (as defined below) of the KFC Brand Restaurant Business in the Territory for the second half of 2026 and for the full years from 2027 through 2037 and the first half of 2038 (12 years, in aggregate, the “Performance Period”). Any Future KFC Payment to which Licensee is entitled will act as a discount to royalty payments from Licensee in respect of the KFC Brand Restaurant Business (“Royalty Discount”).

2.	If Licensee achieves a KFC System Sales CAGR of [*]% or more for each Measurement Period in the Performance Period, Licensee will earn a maximum of approximately $[*] in Future KFC Payments; If Licensee achieves a KFC System Sales CAGR of [*]% or less for each Measurement Period in the Performance Period, Licensee will earn no Future KFC Payments.

(a)	A “Measurement Period” is (i) the second half of 2026, (ii) a rolling calendar year period ending on the last day of the most recently completed calendar year, measured annually from 2027 through 2037, and (iii) the first half of 2038.

(b)	A “Baseline Period” (i) for the second half of 2026 Measurement Period shall be the second half of 2025, (ii) for each rolling year from 2027 to 2037 Measurement Periods shall be the full year of 2026, and (iii) for the first half of 2038 Measurement Period shall be the first half of 2026.

(c)	“KFC System Sales CAGR” means the compounded annual growth rate of System Sales in the KFC Brand Restaurant Business in the Territory calculated from the Baseline Period to the Measurement Period (in both cases, as reported in local currency).

(d)	“System Sales” means the sales of all KFC Restaurants regardless of ownership, including Restaurants owned by Licensee and its Affiliates and third party Sublicensee Restaurants, calculated in a manner consistent with Licensee’s calculations (in CNY) of System Sales for 2025 as reflected on Annex B. If the Licensee would like to change the calculation of System Sales for the purpose of this Schedule 3.1 for any reason (incuding due to changes in applicable accounting rules or guidelines), Licensee shall consult with and obtain the prior written consent of the Licensor and, if such consent is granted, the change will be applied to both the Baseline Period and the Measurement Period. Licensee shall continue to provide to Licensor a monthly report reconciling System Sales to Gross Revenue consistent with the presentations in Annex B.

(e)	For levels of performance between [*]% and [*]%, the Future KFC Payment for the applicable Measurement Period will be determined based on [*]% of the Future KFC Payment attributed to growth between [*]% - [*]% and [*]% of the Future KFC Payment attributed to growth between [*]% and [*]%. Within each growth band range, the Future KFC Payment shall be calculated using straight-line interpolation.

Schedule 3.1

1

(f)	Should a performance shortfall occur in any given Measurement Period but be offset by outperformance in any subsequent Measurement Period within the Performance Period resulting in an uplift in the CAGR, all previously foregone payment(s) shall be fully recoverable and payable promptly following upon re-satisfaction of the incentive requirement.

(g)	Annex A to this Schedule 3.1 sets forth the potential Future KFC Payment for each Measurement Period in the Performance Period based on the level of KFC System Sales CAGR for the applicable Measurement Period.

3.	The Royalty Discount arising from any Future KFC Payment(s) shall be calculated on an average daily USD / RMB exchange rate relevant to each Measurement Period. For example, a Future KFC Payment in USD for the calendar year 2028 Measurement Period (including any recovered payment(s) from prior periods that now become payable) shall be treated as a discount from the RMB royalty payments based on the average of Bloomberg USD/CNY daily closing price, for the 2028 Measurement Period.

4.	No later than January 15 of each year during the Term (July 31 for the final Measurement Period), Licensee shall provide Licensor a report (the “KFC Growth Report”) setting forth the (a) KFC System Sales CAGR for the Measurement Period then most recently completed, calculated in accordance herewith, and (b) the applicable Future KFC Payment and the amount of proposed Royalty Discount to the next royalty payable under Section 3.1 of the Agreement, calculated in accordance herewith. Without limitation of Licensor’s rights under Section 8.3 of the Agreement, Licensor and its representatives shall have the right to inspect Licensee’s books and records, upon reasonable notice to Licensee and for purposes reasonably related to the verification of the KFC Growth Report and any information relating thereto. Licensor shall provide written notice to the Licensee within fifteen (15) days after receipt of the KFC Growth Report. If Licensor agrees in writing with the KFC Growth Report as provided by Licensee, KFC Growth Report shall be final and binding. If Licensor does not agree in writing with the KFC Growth Report as provided by Licensee, the parties shall resolve the dispute as set forth below and Licensee shall not be entitled to the Royalty Discount until such dispute is finally resolved.

5.	In the event that Licensor does not agree with a KFC Growth Report as delivered by Licensee, it shall provide Licensee a written objection within fifteen (15) days after receipt thereof (the “Objection Notice”). In the event that Licensee and Licensor are unable to resolve all disagreements with respect to the KFC Growth Report within thirty (30) days after Licensee’s receipt of such Objection Notice or such longer period as Licensee and Licensor may mutually agree in writing, Licensee and Licensor shall submit such remaining disagreements to a member firm of Ernst & Young Global Limited or, if such firm refuses or is otherwise unable to act in such capacity, an independent nationally-recognized accounting or consulting firm in the United States selected and retained jointly by Licensee and Licensor (the “Firm”).

(a)	The Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the applicable KFC System Sales CAGR and the applicable Future KFC Payment and the amount of the Royalty Discount to the next royalty payable under Section 3.1 of the Agreement, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. Licensee and Licensor shall cooperate with the Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Firm to resolve all remaining disagreements with respect to the computation of the applicable KFC System Sales CAGR and the applicable Future KFC Payment and the amount of the Royalty Discount to the next royalty payable under Section 3.1 of the Agreement as soon as practicable. The Firm shall consider only those items and amounts identified as being items and amounts to which Licensee and Licensor have been unable to agree. In resolving any disputed item, the Firm may not assign a value to any item in dispute greater than the greater value for such disputed item claimed by either Licensor or Licensee in the Objection Notice or KFC Growth Report, respectively, or less than the smaller value for such disputed item claimed by either Licensor or Licensee in the Objection Notice or KFC Growth Report, respectively.

Schedule 3.1

2

(b)	Except in order to clarify or understand any position or argument made by a party in a written submission, the Firm’s determination of the applicable KFC System Sales CAGR and the applicable Future KFC Payment and the amount of the Royalty Discount to the next royalty payable under Section 3.1 of the Agreement, shall be based solely on written presentations submitted by Licensee and Licensor which are in accordance with this Agreement (i.e., not on the basis of an independent review) and any discussions between the Firm and a party may only occur in the presence (including by telephone) of the other party. The determination of the Firm (which shall include the rationale for such determination) shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(c)	The fees, costs and expenses of the Firm will be allocated to and borne in inverse proportion to the relative extent to which Licensee, on the one hand, and Licensor, on the other hand, prevail on the disagreements resolved by the Firm. Prior to the Firm’s determination, (i) Licensee, on the one hand, and Licensor, on the other hand, shall retain the Firm and each pay fifty percent (50%) of any retainer paid to the Firm, and (ii) during the engagement of the Firm, the Firm will bill fifty percent (50%) of the total charges to each of Licensee, on the one hand, and Licensor, on the other hand. In connection with the Firm’s determination, the Firm shall also determine, pursuant to the terms hereof, and taking into account all fees, costs and expenses of the Firm already paid by each of Licensee, on the one hand, and Licensor, on the other hand, as of the date of such determination, the allocation of the Firm’s fees, costs and expenses between Licensee and Licensor, which such determination shall be conclusive and binding upon the parties hereto.

Schedule 3.1

3

Annex A to Schedule 3.1

POTENTIAL FUTURE KFC PAYMENTS

[*]

Schedule 3.1

4

Annex B to Schedule 3.1

RECONCILIATION OF SYSTEM SALES TO GROSS REVENUE

[*]

Schedule 3.1

5

SCHEDULE 3.2

ADVERTISING ASSESSMENTS

1.          Certain Definitions.

For the avoidance of doubt, capitalized terms used and not otherwise defined in this Schedule 3.2 shall have the respective meanings assigned to such terms in the Agreement.

“Amp Measurement Period” means, as to any Amp Report, the Current Year LTM and the Prior Year LTM.

“Conventional Amp Supplements” means Restaurant asset upgrades, menu board upgrades, directional signage and limited-time offer discount promotion subsidies lasting for twelve (12) weeks or less.

“Current Year LTM” means the twelve-month period ended on September 30 of the year in which the Amp Report is being delivered (or is required to be delivered) hereunder.

“Prior Year LTM” means the twelve-month period ended on September 30 of the twelve-month period immediately prior to the Current Year LTM.

“Second Prior Year LTM” means the twelve-month period ended on September 30 of the twelve-month period immediately prior to the Prior Year LTM.

“Special Amp Supplements” [*].

“SSG” means, as to a Brand Restaurant Business, the system sales growth for such Brand calculated in accordance with the methodology used by Licensee to calculate system sales growth as publicly released by SpinCo and expressed as a percentage (which may be a negative number).

“SSSG” means, as to a Brand Restaurant Business, the same store sales growth for such Brand calculated in accordance with the methodology used by Licensee to calculate same store sales growth as publicly released by SpinCo and expressed as a percentage (which may be a negative number).

2.             Required Advertising Expenditures. As provided in Section 3.2 of the Agreement, during the Term, Licensee shall collect and spend all Advertising Assessments for each Brand Restaurant Business to market, advertise and promote such Brand Restaurant Business in the Territory in accordance with the Advertising and Marketing Standards set out in the Brand Standards; provided, that (x) up to one percent (1%) of the Gross Revenue of a Brand Restaurant Business in any calendar year may be spent for Conventional Amp Supplements in that calendar year relating to that Brand Restaurant Business, and (y) commencing with calendar year 2026, up to the Earned Special Amp Amount for a Brand Restaurant Business for a specified calendar year may be spent for Special Amp Supplements relating to that Brand Restaurant Business in that calendar year provided that Licensee is in compliance with Section 4 of this Schedule 3.2.

3.             Special Amp Supplements.

(a)            No later than November 30 of each year during the Term, Licensee shall provide Licensor a report (the “Amp Report”) setting forth for each Brand Restaurant Business: (i) SSG and SSSG, by quarter, for the Current Year LTM (which shall include the underlying system sales and same store sales by Brand Restaurant Business, by quarter, and be based on the Current Year LTM as compared to the Prior Year LTM), and (ii) SSG and SSSG, by quarter, for the Prior Year LTM (which shall include the underlying system sales and same store sales by Brand Restaurant Business, by quarter, and be based on the Prior Year LTM as compared to the Second Prior Year LTM). Without limitation of Licensor’s rights under Section 8.3 of the Agreement, Licensor and its representatives shall have the right to inspect Licensee’s books and records, upon reasonable notice to Licensee and for purposes reasonably related to the verification of the Amp Report and any information relating thereto. In the event the Licensor agrees with the Amp Report, Licensor shall provide written notice to Licensee confirming the Amp Report and the Earned Special Amp Amount for the year following the applicable Amp Measurement Period within fifteen (15) days after receipt of the Amp Report. In the event the Licensor does not respond to the Amp Report within fifteen (15) days, the Amp Report provided by Licensee shall be deemed final and binding, and the Earned Special Amp Amount for the year following the applicable Amp Measurement Period will be calculated by Licensee in accordance with Section 3(b) of this Schedule 3.2.

Schedule 3.2

1

(b)            For the calendar year following the applicable Amp Measurement Period, as to a particular Brand Restaurant Business, Licensee may spend on Special Amp Supplements an amount (the “Earned Special Amp Amount”) equal to 0.125% of Gross Revenue of such Brand Restaurant Business multiplied by the number of calendar quarters that satisfy the Quarterly Test (defined below) during the Amp Measurement Period; provided that Licensee may elect to substitute the Alternative Quarterly Test for the Quarterly Test for the calculation of the Earned Special Amp Amount available for use in 2027. The “Quarterly Test” shall be deemed satisfied if with respect to a Brand Restaurant Business and calendar quarter if the SSG equals or exceeds 5% AND the SSSG equals or exceeds 0% for such Brand Restaurant Business for such quarter. The “Alternative Quarterly Test” shall be deemed satisfied if with respect to such calendar quarter SSG equals or exceeds 5% OR SSSG equals or exceeds 0% for such Brand Restaurant Business. In no event shall the Earned Special Amp Amount exceed 1% of Gross Revenue for any calendar year.

(c)            Notwithstanding the foregoing, the Parties agree that the Earned Special Amp Amount for calendar year 2026 is 0.375% for KFC and 0% for Taco Bell.

4.          Enhanced Visibility.

(a)            One time per day, Licensee shall provide to Licensor a report that sets forth the second prior day’s sales and transaction count by Restaurant for all Restaurants that have been open for at least one month.

(b)            On or before the 15th of each calendar quarter (or as reasonably requested by Licensor from time to time), Licensee shall provide to Licensor a report setting forth the city and province (and such other attributes as may be reasonably requested by Licensor) for all Restaurants that were opened in the prior quarter (or such other period as reasonably requested by Licensor).

(c)            Licensee shall provide the reports contemplated by this paragraph 4 via a secure file transfer protocol (SFTP) hosted by Licensor or its Affiliate or pursuant to such other method as mutually agreed.

Schedule 3.2

2